UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Raymond James Financial, Inc.

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RAYMOND JAMES FINANCIAL, INC.

880 Carillon Parkway
St. Petersburg, Florida 33716
(727) 567-1000

January [  ], 2015

Dear Fellow Shareholder,

You are cordially invited to attend the 2015 Annual Meeting of Shareholders of Raymond James Financial, Inc., which will be held on Thursday, February 19, 2015, at 4:30 p.m., Eastern Time, at the Raymond James Financial Center, located at 880 Carillon Parkway, St. Petersburg, Florida. Details of the business to be presented at the meeting can be found in the accompanying Notice of Annual Meeting and Proxy Statement.

We hope you are planning to attend the meeting. Your vote is important and we encourage you to vote promptly. Whether or not you are able to attend the meeting in person, please complete, sign and return your proxy card by mail, or vote via the Internet or the toll-free telephone number.

On behalf of the Board of Directors and the management of Raymond James, I extend our appreciation for your continued support.

Yours sincerely,

Thomas A. James
Executive Chairman

Important Notice Regarding the Availability of Proxy Materials
for the Raymond James Financial, Inc. Shareholder Meeting
to be Held on February 19, 2015

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

Dear Raymond James Financial, Inc. Shareholder:

NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Shareholders (the “Annual Meeting”) of Raymond James Financial, Inc. (the “Company”) will be held on Thursday, February 19, 2015 at 4:30 p.m., (local time) at the Raymond James Financial Center, located at 880 Carillon Parkway, St. Petersburg, Florida.

The following proposals will be voted upon at the Annual Meeting:

1.	To elect ten (10) directors to the Board of Directors, to hold office until the annual meeting of shareholders in 2016;
2.	To hold an advisory vote on executive compensation;
3.	To ratify, on an advisory basis, the Director Qualification By-law Amendment, described in the proxy statement;
4.	To ratify the appointment of KPMG LLP as the company’s independent registered public accounting firm for the fiscal year ending September 30, 2015; and
5.	To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends a vote “FOR” Items 1, 2, 3 and 4.

The following proxy materials for the Annual Meeting are being made available at www.raymondjames.com under “Our Company — Investor Relations — Shareholders’ Meeting”:

1.	The Proxy Statement for the Annual Meeting;
2.	The 2014 Annual Report to Shareholders; and
3.	The form of proxy card being distributed in connection with the Annual Meeting.

Control/identification numbers are contained in the proxy materials accompanying this notice.

To obtain directions to attend the Annual Meeting, where you may vote in person, please visit our website at www.raymondjames.com/shareholders.

Only Raymond James shareholders of record on December 29, 2014 are entitled to notice of and to attend and vote at the Annual Meeting and any adjournment or postponement thereof. Whether or not you are able to attend in person, please complete, sign and return your proxy card by mail, or vote via the Internet or the toll-free telephone number. Raymond James shareholders of record who attend the meeting may vote their shares in person, even though they have sent in proxies.

By Order of the Board of Directors,

Paul L. Matecki, Secretary

January [  ], 2015

i

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Raymond James Financial, Inc. (“Board” or “Board of Directors”) for the Annual Meeting to be held on Thursday, February 19, 2015, at 4:30 p.m., Eastern Time. In this Proxy Statement, we may refer to Raymond James Financial, Inc. as the “company,” “Raymond James,” “we,” “us” or “our.”

QUESTIONS AND ANSWERS ABOUT VOTING YOUR SHARES

Why did I receive this Proxy Statement?	You have received these proxy materials because Raymond James’s Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting on February 19, 2015. This proxy statement includes information that is designed to assist you in voting your shares and information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”). On January [ ], 2015, we mailed this proxy statement to shareholders of record as of the close of business on December 29, 2014 (“Record Date”).
What is a proxy?	A “proxy” is a written authorization from you to another person that allows such person (the “proxy holder”) to vote your shares on your behalf. The Board of Directors is asking you to allow any of the following persons to vote your shares at the Annual Meeting: Thomas A. James, Chairman of the Board of Directors and Paul C. Reilly, President and Chief Executive Officer.
Who is entitled to vote?	Each Raymond James shareholder of record on the Record Date for the Annual Meeting is entitled to attend and vote at the Annual Meeting.
What is the difference between holding shares as a shareholder “of record” and as a “beneficial owner”?	• Shareholders of Record. You are a shareholder of record if at the close of business on the Record Date your shares were registered directly in your name with Computershare, our transfer agent.

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Beneficial Owner.  You are a beneficial owner if at the close of business on the Record Date your shares were held by a brokerage firm or other nominee and not in your name. Being a beneficial owner means that, like most of our shareholders, your shares are held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares by following the voting instructions your broker or other nominee provides. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares with respect to some of the proposals, but not all. Please see “What if I return a signed proxy or voting instruction card, but do not specify how my shares are to be voted ?” for additional information.

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Raymond James has requested banks, brokerage firms and other nominees who hold Raymond James shares on behalf of beneficial owners of the shares as of the close of business on the Record Date to forward proxy materials to those beneficial owners. Raymond James has agreed to pay the reasonable expenses of the banks, brokerage firms and other nominees for forwarding these materials.

How many votes do I have?	Every holder of a share of common stock on the Record Date will be entitled to one vote per share for each Director to be elected at the Annual Meeting and to one vote per share on each other matter presented at the Annual Meeting. On the Record Date there were [ ] shares outstanding and entitled to vote at the Annual Meeting.
What proposals are being presented at the Annual Meeting?	Raymond James intends to present proposals numbered one through four for shareholder consideration and voting at the Annual Meeting. These proposals are for:
1. Election of ten (10) members of the Board of Directors;
2. Advisory vote to approve executive compensation;
3. Ratification, on an advisory basis, of the Director Qualification By-law Amendment (as defined hereinbelow); and
4. Ratification of the appointment of KPMG LLP as the company’s independent registered public accounting firm.
Other than the matters set forth in this Proxy Statement and matters incident to the conduct of the Annual Meeting, Raymond James does not know of any business or proposals to be considered at the Annual Meeting. If any other business is proposed and properly presented at the Annual Meeting, the proxies received from our shareholders give the proxy holders the authority to vote on such matter in their discretion.
How does the Board of Directors recommend that I vote?	The Board of Directors recommends that you vote:
• FOR the election of the ten (10) directors nominated by our Board and named in this proxy statement;
• FOR the approval, on an advisory basis, of the compensation of our named executive officers;
• FOR ratification, on an advisory basis, of the Director Qualification By-law Amendment; and
• FOR ratification of the appointment of KPMG LLP as the company’s independent registered public accounting firm.
How do I attend the Annual Meeting?	All shareholders are invited to attend the Annual Meeting.
If your Raymond James shares are held in a bank or brokerage account, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares, but you can still attend the Annual Meeting.

How do I vote and what are the voting deadlines?	You may vote your shares in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

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By Mail:  If you have received your proxy materials by mail, you can vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold your shares in an account with a bank or broker (i.e., in “street name”), you can vote by following the instructions on the voting instruction card provided to you by your bank or broker. Proxy cards returned by mail must be received no later than the close of business on February 18, 2015.

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Via the Internet:  You can submit a proxy via the Internet until 1:00 a.m. Central Time on February 19, 2015, by accessing the web site at http://www.investorvote.com/RJF and following the instructions you will find on the web site. Internet proxy submission is available 24 hours a day. You will be given the opportunity to confirm that your instructions have been properly recorded.

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By Telephone:  You can submit a proxy by telephone until 1:00 a.m. Central Time on February 19, 2015, by calling toll-free 1-800-652-VOTE (8683) (from the U.S. and Canada) and following the instructions.

Even if you plan to be present at the Annual Meeting, we encourage you to vote your shares by proxy using one of the methods described above. Raymond James shareholders of record who attend the meeting may vote their shares in person, even though they have sent in proxies.
What if my shares are held in the Raymond James ESOP?	For participants in the Raymond James Employee Stock Ownership Plan (the “ESOP”), your shares will be voted as you instruct the trustee of the ESOP. There are three ways to vote: by returning your proxy card, via the Internet or by telephone. Please follow the instructions included on your proxy card on how to vote using one of the three methods. Your vote will serve as voting instructions to the trustee of the ESOP for shares allocated to your account. If you do not vote shares allocated to your account held in the ESOP, no votes will be cast in respect of those shares. You cannot vote your ESOP shares in person at the meeting. To allow sufficient time for voting by the trustee of the ESOP, our transfer agent must receive your vote by no later than 5:00 p.m. Eastern Time on February 16, 2015.
May I change or revoke my vote?	Yes. You may change your vote in one of several ways at any time before it is exercised:

• Grant a subsequent proxy via the Internet or telephone;
• Submit another proxy card (or voting instruction card) with a date later than your previously delivered proxy;
• Notify our Secretary in writing before the Annual Meeting that you are revoking your proxy or, if you hold your shares in “street name,” follow the instructions on the voting instruction card; or
• If you are a shareholder of record, or a beneficial owner with a proxy from the shareholder of record, vote in person at the Annual Meeting.
What will happen if I do not vote my shares?

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Shareholders of Record.  If you are the shareholder of record of your shares and you do not vote in person at the Annual Meeting, or by proxy by mail, via the Internet or by telephone, your shares will not be voted at the Annual Meeting.

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Beneficial Owners.  If you are the beneficial owner of your shares, your broker or nominee may vote your shares only on those proposals on which it has discretion to vote. Under the rules of the New York Stock Exchange (“NYSE”), your broker or nominee has discretion to vote your shares on routine matters, such as Proposal 4, but does not have discretion to vote your shares on non-routine matters, such as Proposals 1, 2 and 3. Therefore, if you do not instruct your broker as to how to vote your shares on Proposals 1, 2 or 3, this would be a “broker non-vote,” and your shares would not be counted as having been voted on the applicable proposal. We therefore strongly encourage you to instruct your broker or nominee on how you wish to vote your shares.

What is the effect of a broker non-vote or abstention?	Under NYSE rules, brokers or other nominees who hold shares for a beneficial owner have the discretion to vote on a limited number of routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. A “broker non-vote” occurs when a broker or other nominee does not receive such voting instructions and does not have the discretion to vote the shares. Pursuant to our By-laws, broker non-votes and abstentions are not counted as “votes cast” on such matter, but are counted for quorum purposes.
What if I return a signed proxy or voting instruction card, but do not specify how my shares are to be voted?	• Shareholders of Record. If you are a shareholder of record and you submit a proxy, but you do not provide voting instructions, all of your shares will be voted FOR Proposals 1, 2, 3 and 4.

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Beneficial Owners.  If you are a beneficial owner and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under NYSE rules, brokers and other nominees have the discretion to vote on routine matters, such as Proposal 4, but do not have discretion to vote on non-routine matters, such as Proposals 1, 2 and 3. Therefore, if you do not provide voting instructions to your broker or other nominee, your broker or other nominee may only vote your shares on Proposal 4 and any other routine matters properly presented for a vote at the Annual Meeting.

What does it mean if I receive more than one set of Proxy Materials?	It means you own Raymond James shares in more than one account, such as individually and jointly with your spouse. Please vote all of your shares. Beneficial owners sharing an address who are receiving multiple copies of the proxy materials may contact their broker, bank or other nominee to request that only a single copy of such document(s) be mailed to all shareholders at the shared address in the future. In addition, if you are the beneficial owner, your broker, bank or other nominee may deliver only one copy of the proxy materials to multiple shareholders who share an address unless that broker, bank or other nominee has received contrary instructions from one or more of the beneficial owners. Raymond James will deliver promptly, upon request, a separate copy of the proxy materials to a shareholder at a shared address to which a single copy of such document(s) was delivered. Shareholders who wish to receive a separate written copy of such documents, now or in the future, should submit their request to our Secretary by writing Raymond James Financial, Inc., Attn: Secretary, 880 Carillon Parkway, St. Petersburg, Florida 33716.
What is a quorum?	A quorum is necessary to hold a valid meeting. The presence, in person or by proxy, of shareholders representing a majority of the outstanding capital stock of the company entitled to vote at the meeting constitutes a quorum for the conduct of business.
What vote is required in order to approve each proposal?	For each proposal, the affirmative vote of a majority of the “votes cast” on such proposal at the Annual Meeting is required. Under our By-laws, a majority of the votes cast means that the number of shares voted “for” a proposal must exceed the number of shares voted “against” such proposal. Abstentions and broker non-votes, if any, are not counted as “votes cast” with respect to such proposal. (In the case of any contested director election, directors are elected by a plurality of the “votes cast.”)

How will voting on any other business be conducted?	Other than the matters set forth in this Proxy Statement and matters incident to the conduct of the Annual Meeting, we do not know of any business or proposals to be considered at the Annual Meeting. If any other business is proposed and properly presented at the Annual Meeting, the persons named as proxies will vote on the matter in their discretion.
What happens if the Annual Meeting is adjourned or postponed?	Your proxy will still be effective and will be voted at the rescheduled Annual Meeting. You will still be able to change or revoke your proxy until it is voted.
Who will count the votes?	Our General Counsel and Secretary will act as the inspector of election and will tabulate the votes.
How can I find the results of the Annual Meeting?	Preliminary results will be announced at the Annual Meeting. Final results will be published in a Current Report on Form 8-K that we will file with the SEC within four (4) business days after the Annual Meeting.
Who is paying for the costs of this proxy solicitation?	We will bear the expense of soliciting proxies. We have retained MacKenzie Partners, Inc. to solicit proxies for a fee of approximately $15,000 plus a reasonable amount to cover expenses. Proxies may also be solicited in person, by telephone or electronically by Raymond James personnel who will not receive additional compensation for such solicitation. Copies of proxy materials and our Annual Report will be supplied to brokers and other nominees for the purpose of soliciting proxies from beneficial owners, and we will reimburse such brokers or other nominees for their reasonable expenses.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

GENERAL

Our Board of Directors currently has eleven (11) directors. The Board has by resolution reduced the size of the Board of Directors to ten (10) members, effective upon the commencement of the Annual Meeting. A director holds office for a term of one (1) year, and until such director’s successor has been duly elected and qualified or until such director is removed from office under our By-laws or such director’s office is otherwise earlier vacated.

The Board has nominated Shelley G. Broader, Jeffrey N. Edwards, Benjamin C. Esty, Francis S. Godbold, Thomas A. James, Gordon L. Johnson, Paul C. Reilly, Robert P. Saltzman, Hardwick Simmons and Susan N. Story for election as directors of the company for a term of one (1) year. Ms. Broader, Ms. Story, and Messrs. Edwards, Esty, Godbold, James, Johnson, Reilly, Saltzman and Simmons, are current directors of the company. Each nominee has indicated to the company that he or she would serve if elected. We do not anticipate that any nominee would be unable to stand for election, but if that were to happen, the Board may reduce the size of the Board, designate a substitute or leave a vacancy unfilled. If a substitute is designated, proxies voting on the original director candidate will be cast for the substituted candidate.

Under our By-laws, at any meeting of shareholders for the election of directors at which a quorum is present (other than a contested election), each director nominee receiving a majority vote shall be elected. A “majority vote” means that the number of votes cast in favor of a nominee exceeds the number of votes case against the nominee. (Abstentions and broker non-votes, if any, are not counted as “votes cast” with respect to that nominee.) In a “contested election,” where the number of nominees exceeds the number of positions available for the election of directors, our By-laws provide that the directors elected shall be those nominees who have received the greatest number of votes (“plurality”).

Under our Corporate Governance Principles, each nominee for membership on the Board must tender an irrevocable conditional resignation to the company, such resignation to be effective only upon (i) the director’s failure to receive the required vote in an uncontested election, and (ii) Board acceptance of such resignation. If any nominee for re-election fails to receive the required vote, the Corporate Governance, Nominating and Compensation Committee will recommend that the Board accept the resignation unless it determines that the best interests of the company and its shareholders would not be served by doing so. Absent such determination, the Board will accept the resignation no later than 120 days from the certification of the shareholder vote, subject to maintaining compliance with NYSE or SEC rules or regulations. The Board will promptly disclose publicly its decision to accept or reject such resignation and the reasons therefor.

As explained in our Corporate Governance Principles, the Board recognizes the value of continuity of non-executive directors who have experience with the company and who have gained over a period of time a level of understanding about the company and its operations that enables them to make a significant contribution to the deliberations of the Board without any ongoing impairment to their independence. Nevertheless, the Corporate Governance Principles contemplate that directors are normally expected to serve no more than 12 years on the Board. The Board reserves the right, in extraordinary circumstances, to waive the tenure limitation to allow a director to serve up to three additional terms. (In amendments to the Corporate Governance Principles approved in February 2014, the Board removed the separate limitation that a director was expected to retire from the Board after his or her 72nd birthday.) The Board has waived the 12-year tenure limitation (as it had previously twice waived the age limitation) with respect to our Lead Director, Mr. Simmons.

For a director to be considered independent, the Board must affirmatively determine that the director does not have any material relationship with the company either directly or as a partner, shareholder or officer of an organization that has a relationship with the company. Such determinations are made and disclosed pursuant to applicable NYSE or other rules. A material relationship can include, but is not limited to, commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships. In accordance with the rules of the NYSE, the Board has affirmatively determined that it is currently composed of a majority of independent directors, and that the following directors are independent and do not have a material relationship with the company: Shelley G. Broader, Jeffrey N. Edwards, Benjamin C. Esty, Gordon L. Johnson, Robert P. Saltzman, Hardwick Simmons and Susan N. Story.

Director and Nominee Qualifications to Serve on our Board

As described in greater detail below, the Board believes that there are certain minimum qualifications that each director nominee must satisfy in order to be suitable for a position as a director. (See below under the caption “THE CORPORATE GOVERNANCE, NOMINATING AND COMPENSATION COMMITTEE.”) The Board believes that, consistent with these requirements, each member of our Board is expected to demonstrate high standards of integrity and character and to offer important perspectives on some aspect of our business based on his or her own business experience. The Board does not consider individual directors to be responsible for particular areas of the Board’s focus or specific categories of issues that may come before it. Rather, the Board seeks to assemble a group of directors that, as a whole, represents a mix of experiences and skills that allows appropriate deliberation on all issues that the Board might be likely to consider.

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE DIRECTOR NOMINEES. The voting requirements for this proposal are described above and in the “Questions and Answers About Voting Your Shares” section.

INFORMATION ABOUT DIRECTOR NOMINEES

Listed below are the names, ages as of January [  ], 2015, and principal occupations for the past five years of the director nominees (all of whom are currently directors of the company), together with a brief description of the particular experience or skills of each director that led the Board to conclude that such person should serve as a director in light of our business and structure.

Shelley G. Broader (50) Non-Executive Director — Member of the Audit and Risk Committee

Shelley Broader has served as a non-executive director of our company since 2008. She is President and Chief Executive Officer of Walmart EMEA Region (Europe, Middle East, Sub-Saharan Africa and Canada) since June 2014. She has been a non-executive Director, member of the Nomination Committee, the Remuneration Committee, and the Risk and Audit Committee of Massmart Holdings Limited, Sandton, South Africa, since July 2014. She previously served as President and Chief Executive Officer of Walmart Canada from September 2011 to May 2014. From March 2011 to March 2013, she was a Director of Wal-Mart de México, which is publicly traded on the Mexican stock exchange. She was Chief Merchandising Officer of Walmart Canada Corp., from December 2010 to September 2011, and Senior Vice President, Sam’s Club, a division of Wal-Mart Stores, Inc. from 2009 to 2010. She served as President and Chief Operating Officer of Michaels Stores, Inc. from 2008 to 2009, President and Chief Executive Officer, Sweetbay Supermarket, a division of Kash n’ Karry Food Stores, Inc., from 2006 to 2008, and President and Chief Executive Officer, Kash n’ Karry Food Stores, Inc. from 2003 to 2006. From 1991 to 2003, Ms. Broader held positions of increasing management responsibility at Hannaford Bros. Co., culminating in Senior Vice President, Business Strategy, Marketing and Communications. Her prior financial service industry experience includes Massachusetts Financial Services Company and Assistant Vice President at First Albany Corporation. Ms. Broader is a member of The Retail Council of Canada and Catalyst Canada.

Ms. Broader brings to our Board a current retail consumer marketing perspective from outside the financial services industry coupled with a degree of financial services experience early in her career. That perspective provides us with current insights into marketing to the younger segment of the population, which we expect to become more useful to us as those individuals’ need for financial services increases with their wealth and age. In addition, she has had full profit and loss responsibility for significant operations of both public and private companies over the last several years, including her current position at Walmart EMEA.

Jeffrey N. Edwards (53) Non-Executive Director — Member of the CGN&C Committee

Jeffrey Edwards has served as a non-executive director of our company since 2014. Mr. Edwards has been the Chief Operating Officer of New Vernon Advisers, LP (“NVA”), a registered investment advisor, since 2009. At NVA, he is responsible for legal, finance, administration, risk management, technology and investor relations. He also serves on that firm’s investment committee. Mr. Edwards has served as a director of New Vernon Mauritius since 2014. Prior to joining NVA, Mr. Edwards spent 22 years at Merrill Lynch & Co., Inc., most recently as Vice Chairman. His previous positions at Merrill Lynch & Co. included Chief Financial Officer, Head of Investment Banking for the Americas, Head of Global Capital Markets and Financing, and Co-head of Global Equities. He was a director of The NASDAQ Stock Market from 2004 – 2006, and has served as a director of Medusind, Inc., a privately held company, since 2012.

Mr. Edwards brings to the board more than two decades of capital markets and corporate finance experience at a large, global financial services firm.

Benjamin C. Esty (52) Non-Executive Director — Chairman of the Audit and Risk Committee

Professor Ben Esty has served as a non-executive director of our company since 2014. Professor Esty has been the Roy and Elizabeth Simmons Professor of Business Administration at the Harvard Graduate School of Business Administration since 2005 and was Head of the Finance Unit (i.e., department) from 2009 to 2014. Professor Esty has taught at Harvard about finance, financial strategy, and financial institutions for more than 20 years. He was the founding faculty chairman of Harvard’s General Management Program, a comprehensive leadership program for senior executives, and has participated in leadership development programs for companies and organizations outside academia. He was an independent trustee for the Eaton Vance family of mutual funds from 2005 to December 2013 and served as the Chairman of the Portfolio Management Committee from June 2008 to December 31, 2013. He also served on the Governance and Contract Review Committees. Professor Esty was a member of the board of the Harvard University Employees Credit Union from 1995 to 2001, where he served on the finance committee that dealt with asset and liability management, setting loan and deposit rates, and doing financial forecasting/planning.

Professor Esty provides the board with an independent director with extensive knowledge of finance and in-depth experience in the mutual fund/investment management business, including evaluation of fund performance, investment strategies, valuation analysis, and trading and risk management. That knowledge and experience is valuable to the board with respect to the Company’s investment banking, commercial banking, and asset management businesses as well as its own financing activities. In addition, Professor Esty’s experience in leadership development assists the board in its oversight of the management succession process.

Francis S. Godbold (71) Director

Francis Godbold has served as a director of our company since 1977. He has been Vice Chairman of our company since 2002 and is a director and officer of various affiliated entities, including serving as a director of Raymond James Bank, N.A. (“RJ Bank”) and as a member of its Executive Loan Committee. Mr. Godbold was a Trustee of Georgia Tech Foundation, Inc. from June 2003 to June 2011 and Trustee Emeritus since June 2011.

Mr. Godbold brings to the Board 45 years of management experience at our company, including 15 years of service as President of the company, capital market transaction experience in both favorable and difficult markets, significant stock ownership and an enduring commitment to our company.

Thomas A. James (72) Executive Chairman

Tom James has served as Chairman of the Board of the company since 1983, having also served as Chief Executive Officer from 1970 to April 30, 2010. As Chief Executive Officer, Mr. James chaired the Company’s Operating Committee (now known as the Executive Committee), the monthly financial review and the budget process. As Executive Chairman, Mr. James still participates in those activities. He continues to chair our Compliance and Standards Committee. Mr. James has been active in the Financial Services Roundtable since 2000, and served as its Chairman in 2007. He is a former Chairman of The Florida Council of 100 and a former Chairman of the Securities Industry Association (now, the Securities Industry and Financial Markets Association). He has been a certified financial planner since 1978. Mr. James serves on the board of Cora Health Services, Inc. and was a director of OSI Restaurant Partners, Inc. from 2002 to 2008. He is the current president of the board of trustees of The Salvador Dalí Museum, is on the board of the International Tennis Hall of Fame, and is the chairman of the Chi Chi Rodriguez Youth Foundation. During his career, he served on the boards of numerous public companies.

As our former Chief Executive Officer and current Executive Chairman, Mr. James’ more than 40 years of service to the company as CEO brings to the board a unique understanding of our businesses and the financial services industry, as well as the perspective of an entrepreneur who led the building of our company, which his father founded. His paternal commitment to the company, including his large stock ownership position, means he is strongly aligned with the interests of shareholders.

Gordon L. Johnson (57) Non-Executive Director — Member of the CGN&C Committee

Gordon Johnson has served as a non-executive director of our company since 2010. He has been the President of Highway Safety Devices, Inc., a 150-employee company that installs and repairs signalization, guardrails, signage and street lighting related to municipal roadway projects, since 2005. Mr. Johnson has served as a Director of RJ Bank since May 1, 2007, as a Director of Santa Fe Healthcare since

January 2014, and as a Director of Florida Transportation Builders Association since June 2007. Mr. Johnson was a banking manager and executive for 23 years, including 20 years with Bank of America and its predecessors. He also served as CEO of Stonegate Partners, LLC, a financial buyout firm, from 2002 to 2004.

Mr. Johnson brings 23 years of experience with unaffiliated banks and seven years as a director of RJ Bank to our Board at a time when RJ Bank has become a significant segment of the overall company. He also brings the perspective of an entrepreneur and consumer of business related financial services.

Paul C. Reilly (60) Executive Director — Chief Executive Officer

Paul Reilly has served as a director of our company since 2006, and as Chief Executive Officer since May 1, 2010. He previously served as President of our company from May 1, 2009 to April 30, 2010. Mr. Reilly was a non-employee, independent director of the company from January 2006 until May 1, 2009 and chaired the Audit Committee from May 21, 2008 until May 1, 2009. Previously, he had served as Executive Chairman of Korn Ferry International from July 1, 2007 to April 30, 2009, and Chairman and Chief Executive Officer from 2001 to 2007. Mr. Reilly was Chief Executive Officer of KPMG International from 1998 to 2001. Prior to being named to that position, he was Vice Chairman, Financial Services, of KPMG LLP, the United States member firm of KPMG International. Mr. Reilly is a member of The Florida Council of 100 and of the Financial Services Roundtable. He is also a Director of United Way Suncoast, Chairman of the Tampa Heart Walk for the American Heart Association, and a member of The University of Notre Dame Business Advisory Council.

Mr. Reilly’s prior experience as chief executive officer of two complex and global organizations, one of which was a public company, combined with his background as a CPA and financial services consultant, brings a perspective to the board beyond the financial services industry, while his previous service on our board provides continuity with prior senior management.

Robert P. Saltzman (72) Non-Executive Director — Chairman of the CGN&C Committee

Bob Saltzman has served as a non-executive director of our company since 2007. Since retiring as President and Chief Executive Officer of Jackson National Life Insurance Company in 2001, Mr. Saltzman has managed his personal investments, occasionally consulted with parties unaffiliated with the company on life insurance matters and assisted a family member in connection with the purchase and financing of a private company in which he now is an investor. Mr. Saltzman was a director of WNC First Corporation, a privately held property and casualty insurance underwriter, from November 2004 to June 2011. He also served as a Director and Audit Committee Chairman of Enhance Financial Services, a New York Stock Exchange listed company, from 1998 until its acquisition in March, 2001. Mr. Saltzman serves as a Life Trustee of Northwestern University.

Mr. Saltzman’s 37 year career in the financial services industry included chief executive officer positions at major life insurers. In that role he also oversaw bank and broker-dealer affiliates as well as full service asset management companies and thus he has experience in the management of large, complex organizations that are also subject to extensive regulation. Thus, Mr. Saltzman’s experience correlates very well with the role of a company director.

Hardwick Simmons (74) Non-Executive Director — Lead Director and Member of the Audit and Risk Committee

Wick Simmons has served as a non-executive director of our company since 2003 and as Lead Director since 2006. He has served as a Director of Lions Gate Entertainment Corp. since 2005. Mr. Simmons is also on the boards of two privately held companies, Stonetex Oil Company and Invivoscribe Technologies, Inc. From 2007 until 2009, he served as a Director of Geneva Acquisition Corp. From 2001 to 2003, he served as Chairman and CEO of The NASDAQ Stock Market. Mr. Simmons was President and CEO of Prudential Securities from 1990 to 2001, and President of Shearson Lehman Brothers — Private Client Group from 1983 to 1990. He also previously served as Chairman of the

Securities Industry Association (now, the Securities Industry and Financial Markets Association) and as a Director of the National Association of Securities Dealers.

Mr. Simmons’ 37 year career encompassed a number of aspects that are relevant to his role as a member of our Board. He was the Chairman and CEO of a public company for two years, the president and CEO of a broker-dealer subsidiary of a major insurance company for eleven years, and president of the private client group of another brokerage firm for seven years. Those positions, together with his securities industry trade association service and directorship with a self-regulatory organization, provide us with a broad and historical perspective on our business and its regulatory environment.

Susan N. Story (54) Non-Executive Director — Member of the CGN&C Committee

Susan Story has served as a non-executive director of our company since 2008. Ms. Story is President and Chief Executive Officer of American Water Works Company, Inc., the largest publicly traded U.S. water and wastewater utility company, where she had been Senior Vice President and Chief Financial Officer since April 1, 2013. Ms. Story had previously served as Executive Vice President of the Southern Company, and President and CEO of Southern Company Services, Inc. from January 2011 to March 2013. From 2003 to 2010, Ms. Story was President and Chief Executive Officer of Gulf Power Company. She was previously Executive Vice President of Southern Company Services, Inc., from 2001 to 2003, and Senior Vice President, Southern Power Company, from 2002 to 2003. She served as Chairman of the Board, Gulf Power Company, from 2003 to 2010. Ms. Story is Past Chair of the Florida Chamber of Commerce and of The Florida Council of 100. She also previously served as Vice Chair of Enterprise Florida. She is a member of the Board of Advisors at the H. Lee Moffitt Cancer Center & Research Institute, and a member of the Board of Directors of the Bipartisan Policy Center. Previously, Ms. Story served as national chair for the Center for Energy Workforce Development and on the boards of the National Renewable Energy Laboratory and the Alliance to Save Energy.

Ms. Story’s seven year tenure as the CEO of an electric public utility has provided her in-depth experience with the following challenges that our Company also faces: dealing with regulators; managing complex organizations; addressing the impact of technological advances on daily operations; overseeing cyber security protocols; dealing with a changing workforce population and mitigating rising employee healthcare costs. With an engineering undergraduate degree, an advanced degree in business administration and coursework in finance, she brings a diversified educational background to the issues our Board faces.

CORPORATE GOVERNANCE

Corporate Governance Principles.  The Board has adopted Corporate Governance Principles (“Principles”), which are available in the corporate governance section of the company’s Web site at www.raymondjames.com (the “company’s Web site”). The Principles set forth the practices the Board follows with respect to, among other matters, the role and duties of the Board, size and composition of the Board, director responsibilities, Board committees, director access to officers, employees and independent advisors, director compensation and performance evaluation of the Board.

Board Leadership Structure.  As described in the Principles, the role of the Board is to oversee management of the company in its efforts to enhance shareholder value and conduct the company's business in accordance with its mission statement. In that connection, the Board helps management assess long-range strategies for the company, and evaluates management performance. The Board has appointed Mr. Hardwick Simmons, one of its independent directors, as lead director (“Lead Director”), whose role is to solicit agenda items and issues from non-executive directors for inclusion in the Board agenda and to organize and chair periodic meetings of the non-executive directors.

The company has also chosen to separate the chief executive officer and Board chairman positions. The company believes that the separation of these roles: (i) allows the Board to more effectively monitor and objectively evaluate the performance of the chief executive officer, such that the chief executive officer is more likely to be held accountable for his performance, and (ii) creates an atmosphere in which other directors are more likely to challenge the chief executive officer and other members of our senior management team. Our executive chairman, Mr. Thomas A. James, served as our chief executive officer from 1970 to 2010, and is the company’s largest shareholder. In light of his significant experience with, and detailed knowledge of, the company’s business operations, his desire to remain involved with the Company and his ongoing financial interest, the Board believes it to be appropriate that he retain the office of executive chairman of the Board. This leadership structure permits Mr. Reilly to pursue strategic and operational objectives, including a focus on core business segments, while the company continues to benefit from the extensive experience and knowledge of Mr. James. As a result, the company is afforded an effective combination of internal and external experience and continuity. For these reasons, the company believes that this board leadership structure is currently the most appropriate structure for the company. Nevertheless, the Board may reassess the appropriateness of the existing structure at any time, including following changes in Board composition, in management, or in the character of the company’s business and operations.

Code of Ethics and Directors’ Code.  As part of our ethics and compliance program, our Board has approved a Code of Ethics for Senior Financial Officers (the “Code of Ethics”) that applies to our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. In addition, we have adopted a separate Code of Business Conduct and Ethics for Members of the Board of Directors (“Directors’ Code”) that applies to all members of the Board. Both the Code of Ethics and the Directors’ Code are posted on our company’s Web site. We intend to satisfy the disclosure requirement regarding any amendment to, or a waiver of, a provision of the Code of Ethics or the Directors’ Code by posting such information on our Web site. The company maintains a compliance reporting line, where employees and individuals outside the company can anonymously submit a complaint or concern regarding compliance with applicable laws, rules or regulations, the Code of Ethics, as well as accounting, auditing, ethical or other concerns.

Board’s Role in Risk Oversight.  We have an Enterprise Risk Management program under the direction of our Chief Risk Officer (“CRO”). The CRO and other members of the company’s management have prepared a series of qualitative “risk appetite” statements that articulate our conservative risk culture. Tolerance statements and measures have also been developed which attempt to quantitatively define appropriate adherence to our risk appetite. These statements are internally reviewed and approved by a risk committee structure established by management to address specific aspects of risk (i.e., market, liquidity, credit, operational, etc.), and are organized under the direction of our Enterprise Risk Management Committee (“ERMC”), which is chaired by the CRO. The Audit and Risk Committee subsequently reviews and approves our risk appetite and tolerance statements on at least an annual basis, and receives periodic reports from the ERMC and the CRO in order to monitor our adherence to them. In addition, the Audit and Risk Committee receives quarterly risk assessments from the ERMC and the CRO that identify new and emerging risks, changes to internal controls, and results of assurance activities, which include internal audits, regulatory examinations, and other self-assessment activities. The chair of the Audit and Risk Committee discusses the significant aspects of the Enterprise Risk Management program with the full Board at its regular meetings.

Compensation and Risk.  The Board, with the assistance of the CGN&C Committee, has evaluated our compensation policies and practices for all employees and has concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company. In reaching this conclusion, we undertook the following process:

•	We conducted an analysis of our incentive compensation programs by an interdisciplinary team led by our CRO, consisting of employees in risk management, accounting/payroll, legal, internal audit and human resources, with special focus on the businesses of our fixed income and public finance units, RJ Bank, and the business of Morgan Keegan which we acquired in 2012.
•	This team conducted an initial evaluation of our compensation programs and policies across six elements: (i) performance measures, (ii) funding, (iii) performance period and pay mix, (iv) goal setting, (v) leverage, and (vi) controls and processes, focusing on significant risk areas.
•	The team found that formula-based funding of bonus pools is utilized consistently across the firm. Those formulas varied, with some being based on gross revenue, while the majority are based on pre-tax profit, and the allocations of the pools were aligned with the employee’s span of control and level of potential contribution. The team also determined that most bonus pools are not distributed on a purely formula basis, but rather that distribution was instead based on subjective factors, including longer term performance and ongoing consideration by the employee of the risks involved in the business.
•	The team also noted the risk mitigation effect of our stock bonus plan allocation formula, which imposes the requirement that a portion of bonus amounts exceeding $275,000 be delivered — not in cash — but in the form of equity awards that vest over time, and that the equity proportion increases as the size of the overall bonus rises.
•	Additionally, the team took into account the risk mitigation effect of our 2010 Compensation Recoupment Policy, which added formal “claw-back” provisions to our bonus arrangements, as well as our 2014 revisions to such policy to add additional triggers based on serious misconduct or materially imprudent judgment that caused the company material financial or reputational harm.

In light of the above, our Board continues to conclude that our compensation policies in general, and our incentive programs in particular, remain well aligned with the interests of our shareholders and do not create risks that are reasonably likely to result in a material adverse impact on the Company.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

BOARD MEETINGS AND ANNUAL MEETING OF SHAREHOLDERS

During the fiscal year ended September 30, 2014, the Board held four meetings (not including committee meetings). Each director attended at least seventy-five percent (75%) of the aggregate of the total number of meetings held by the Board and the total number of meetings held by all committees of the Board on which he or she served during fiscal 2014. It is the policy of the Board that all directors attend the annual shareholder meeting. All of our directors (other than Ms. Story, who had an unavoidable conflict) attended the 2014 annual meeting. The non-executive directors (those directors who are not officers or employees of the company) meet in executive session at least once per year during a regularly scheduled Board meeting without management. Mr. Hardwick Simmons, a non-executive and independent director and our Lead Director, presides at the regular executive sessions of the non-executive directors.

COMMITTEE MEMBERSHIP AND MEETINGS

The current committees of the Board are the Audit and Risk Committee, the Corporate Governance, Nominating and Compensation Committee, the Securities Repurchase Committee and the Securities Offerings Committee. The table below provides current membership information.

	Audit and Risk	Corporate Governance, Nominating and Compensation	Securities Repurchase Committee	Securities Offerings Committee
Shelley G. Broader	M	—	—	—
Jeffrey N. Edwards	—	M	—	—
Benjamin C. Esty	C	—	—	—
H. William Habermeyer, Jr.	M	—	—	—
Gordon L. Johnson	—	M	—	—
Robert P. Saltzman	—	C	M	AM
Hardwick Simmons	M	—	M	M
Susan N. Story	—	M	—	—
Thomas A. James	—	—	M	M
Paul C. Reilly	—	—	—	M
Francis S. Godbold	—	—	—	AM

M — Member, C — Chairman, AM — Alternate Member

Below is a description of each committee of the Board. The Board has affirmatively determined that each of the Audit and Risk Committee and the Corporate Governance, Nominating and Compensation Committee consists entirely of independent directors pursuant to rules established by the NYSE and rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

THE AUDIT AND RISK COMMITTEE

The Audit and Risk Committee was chaired during fiscal 2014 by Mr. Simmons and consisted additionally of Ms. Broader and Messrs. Esty and Habermeyer. Effective November 20, 2014, Mr. Esty was appointed to succeed Mr. Simmons as chair. The committee met nine times during 2014. Under its charter, the committee:

•	is comprised of at least three members of the Board, each of whom is “independent” of the company under the NYSE and SEC rules and is also “financially literate,” as defined under NYSE rules,
•	includes at least one member who has accounting or financial management expertise, and at least one member who qualifies as an “audit committee financial expert” under applicable rules,
•	members are appointed and removed by the Board,

•	is required to meet prior to each quarterly meeting of the Board and prior to the release of quarterly financial results,
•	periodically meets with the director of Internal Audit and the independent auditor in separate executive sessions without members of senior management present,
•	has the authority to retain independent advisors, at the company’s expense, wherever it deems appropriate to fulfill its duties, and
•	reports to the Board regularly.

The committee’s charter is available on the company’s Web site. The charter sets forth the committee’s responsibilities, which include:

•	the appointment, retention, compensation and oversight of the work of the independent auditor,
•	annually reviewing the independent auditor’s report and evaluating its qualifications, performance and independence,
•	exercising oversight with respect to the company’s internal audit function,
•	pre-approval of the independent auditor’s engagement to provide any audit or permitted non-audit services,
•	reviewing and discussing with management and the independent auditor (i) the company’s audited financial statements and related disclosures, including the Management’s Discussion and Analysis of Financial Condition and Results of Operations (ii) its earnings press releases and periodic filings, (iii) its critical accounting policies, (iv) the quality and adequacy of its internal controls over financial reporting, disclosure controls and procedures, and accounting procedures, and (v) any audit problems or difficulties,
•	approving in advance any proposed hiring of current or former employees of the company’s independent auditor,
•	exercising oversight with respect to the company’s internal audit function,
•	exercising oversight with respect to management’s responsibilities to assess and manage key risks, including the performance of the chief risk officer, and review of reports regarding major risk exposures,
•	reviewing reports from the chief compliance officer regarding compliance activities, and from the general counsel regarding material legal and regulatory matters, and
•	preparing the annual report of the Audit and Risk Committee presented in the company’s proxy statement.

The committee has adopted a policy for pre-approving all audit and non-audit services provided by our independent auditors. The policy is designed to ensure that the auditor’s independence is not impaired. The policy provides that, before the company engages the independent auditor to render any service, the engagement must be specifically approved by the Audit and Risk Committee.

The Board has determined that each member of the committee is “financially literate” under the NYSE listing standards. The Board has further determined that each member of the committee qualifies as an “audit committee financial expert” (as defined under the SEC’s rules and regulations), that each member of the committee is also “independent” of the company under SEC rules and the NYSE listing rules, and that each member also has “accounting or related financial management expertise.”

THE CORPORATE GOVERNANCE, NOMINATING AND COMPENSATION COMMITTEE

The Corporate Governance, Nominating and Compensation Committee is chaired by Mr. Saltzman and consists additionally of Messrs. Edwards and Johnson, and Ms. Story. The committee met six times during 2014. Under its charter, the committee:

•	is comprised solely of members of the Board who are “independent” of the company under the NYSE and SEC rules,
•	members are appointed and removed by the Board,
•	is generally required to meet prior to each quarterly meeting of the Board and to hold an additional meeting to approve incentive compensation awards for senior management,
•	has the authority to retain independent advisors, at the company’s expense, wherever it deems appropriate to fulfill its duties, including any compensation consulting firm or other adviser, and has direct responsibility for determining the compensation of, and exercising oversight of the work of, any such adviser, and
•	reports to the Board regularly.

The committee’s charter is available on the company’s Web site. The charter sets forth the committee’s responsibilities in relation to compensation matters, which include:

•	annually approving the compensation structure for senior management,
•	annually establishing criteria for the compensation of the chief executive officer, evaluating his or her performance and determining the amount of his or her compensation,
•	reviewing executive succession planning for senior management, including the chief executive officer,
•	reviewing and approving the company’s equity-based and other incentive compensation plans, and overseeing the administration thereof,
•	annually reviewing and recommending to the Board the amounts for the company’s contributions to employee benefit plans,
•	overseeing the administration of the company’s other employee benefit plans, and
•	preparing the annual report on executive officer compensation for the company’s proxy statement.

The committee meets at least every three years to review and determine the compensation of the company’s non-executive directors. In reviewing and determining non-executive director compensation, the committee considers, among other things, the following principles:

•	that the compensation should fairly pay the non-executive directors for the work, time commitment and efforts required by directors of an organization of the company’s size and scope of business activities, including service on Board committees,
•	that a component of the compensation should be designed to align the non-executive directors’ interests with the long-term interests of the company’s shareholders, and
•	that non-executive directors’ independence may be compromised or impaired for Board or committee purposes if director compensation exceeds customary levels.

As a part of its review, the committee has engaged Pay Governance LLC as a third-party consultant to report on comparable non-executive director compensation practices and levels. No executive officer of the company is involved in determining or recommending non-executive director compensation levels. See the section of this Proxy Statement entitled “DIRECTOR COMPENSATION” below, for a more detailed discussion of compensation paid to the company’s directors during 2014.

The charter also sets forth the committee’s responsibilities in relation to nominations and corporate governance, which include:

•	identifying potential nominees for director, including candidates recommended by management, reviewing their qualifications and experience, and recommending to the Board a slate of nominees for consideration by shareholders,
•	developing and monitoring compliance with corporate governance policies,
•	leading the Board in an annual review of its performance, and of the performance of each Board committee,
•	periodically reviewing and assessing the company’s codes of ethics to determine whether any changes are appropriate and recommending any such changes to the Board for its approval,
•	making recommendations to the Board with respect to reasonable director compensation, after considering the impact of compensation levels on director independence, and
•	exercising sole authority to retain any search firm to identify director candidates, including sole authority for determining the compensation of, and other terms for the engagement of, any such firm.

The candidates proposed for election in Proposal No. 1 of this Proxy Statement were unanimously recommended by the committee to the Board.

The committee will consider candidates recommended for nomination to the Board by shareholders of the company. Shareholders may nominate candidates for election to the Board under Florida law and our By-laws. Under our By-laws, notice of such a proposal must generally be provided to the Secretary not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. In addition, our By-laws contain additional requirements applicable to any shareholder nomination, including a description of the information that must be included with any such proposal. For further information regarding deadlines for shareholder proposals, please see the section of this proxy statement below entitled “ADDITIONAL INFORMATION — Shareholder Proposals for the 2016 Annual Meeting.”

The committee reviews the experience and qualifications of all potential nominees to the Board. The manner in which the committee evaluates candidates recommended by shareholders would be generally the same as any other candidate. However, the committee would also seek and consider information concerning any relationship between a shareholder recommending a candidate and the candidate to determine if the candidate can represent the interests of all of the shareholders. The committee would not evaluate a candidate recommended by a shareholder unless the shareholder’s proposal provides that the potential candidate has indicated a willingness to serve as a director, to comply with the expectations and requirements for Board service as publicly disclosed by the company and to provide all of the information required under our By-laws and necessary to conduct an evaluation.

The committee believes there are certain minimum qualifications that each director nominee must satisfy in order to be suitable for a position on the Board, including that such nominee:

•	be an individual demonstrating high standards of integrity and character;
•	offer important perspectives on some aspect of the company's business based on his or her business experience;
•	may not be on the boards of more than three other public companies;
•	may not be subject to certain convictions, sanctions, judgments, orders or suspensions imposed by courts or regulatory authorities; and
•	may not receive, and may not be party to any agreement regarding, compensation for Board service from any third party.

In considering candidates for director nominee, the committee generally assembles all information regarding a candidate’s background and qualifications, evaluates a candidate’s mix of skills and qualifications and determines the contribution that the candidate could be expected to make to the overall functioning of the Board, giving due consideration to the Board balance of diversity of perspectives, backgrounds and experiences. While the committee routinely considers diversity as a part of its deliberations, it has no formal policy regarding diversity. With respect to current directors, the committee considers past participation in and contributions to the activities of the Board. The committee recommends director nominees to the Board based on its assessment of overall suitability to serve in accordance with the company’s policy regarding nominations and qualifications of directors.

THE SECURITIES REPURCHASE COMMITTEE

The Securities Repurchase Committee consists of Thomas A. James, Hardwick Simmons and Robert P. Saltzman. This committee, which did not meet during fiscal 2014, has authority to approve certain purchases of our stock or notes from time to time. It does not have a separate charter.

THE SECURITIES OFFERINGS COMMITTEE

The Securities Offerings Committee consists of Thomas A. James, Paul C. Reilly and Hardwick Simmons, with Robert P. Saltzman and Francis S. Godbold as alternate members. This committee, which did not meet in fiscal 2014, has authority to approve the terms of securities offered under our shelf registration statement filed with the SEC. It does not have a separate charter.

DIRECTOR COMPENSATION

Directors who are Raymond James employees do not receive compensation for their services as directors. The CGN&C Committee annually reviews and determines the compensation paid to non-executive directors.

The CGN&C Committee had approved the following fee arrangements for non-executive directors for 2014:

•	Annual Retainer — Annual cash retainer of $50,000
•	Meeting Attendance Fees — $7,500 for regular meetings and $500 for telephonic meetings, paid in cash. Additional cash attendance fees for each regular committee of $1,000
•	Shares Fee — Annual award of 2,000 restricted stock units, which vest 60% on the third anniversary of the grant, 20% on the fourth anniversary and 20% on the fifth anniversary
•	Lead Director Fee — An additional annual cash fee of $20,000
•	Audit and Risk Committee Chair — An additional annual cash fee of $15,000
•	Corporate Governance, Nominating and Compensation Committee Chair — An additional annual cash fee of $10,000

When any two of the above additional chairman positions were held by the same director, the higher fee and 50% of the lower fee, rather than both fees, were paid to that director. We also reimburse each of our non-executive directors for their travel expenses incurred in connection with attendance at Board of Directors and committee meetings.

In November of 2014, the CGN&C Committee conducted a review of the company’s non-executive director compensation. To assist in such review, the committee engaged a compensation consultant, Pay Governance LLC, to prepare a survey of non-employee director compensation at a select group of 15 peer companies. The committee noted that both aggregate board service fees (cash and equity) and aggregate committee fees were below the median for the comparator group. Following its review, the CGN&C Committee determined that fees for non-executive directors should be changed, commencing with the first quarter of the company’s fiscal 2015 year, as described below.

•	Annual Retainer — Annual cash retainer of $90,000
•	Meeting Attendance Fees — No meeting attendance fees
•	Shares Fee — Annual award of restricted stock units with a value of $125,000, which units will vest in full on the first anniversary of the grant
•	Lead Director Fee — An additional annual cash fee of $25,000
•	Audit and Risk Committee Chair — An additional annual cash fee of $20,000
•	Corporate Governance, Nominating and Compensation Committee Chair — An additional annual cash fee of $15,000

Stock Ownership Guidelines for Non-Executive Directors

Under our Corporate Governance Principles, all members of the Board are expected to attain ownership of at least 5,000 shares of the company's common stock by the third annual meeting of directors after they join the Board.

The following table shows, as of September 30, 2014, the status of our non-executive directors meeting the requirements of the policy.

Name	Year Service Commenced	Shares of Stock Held (#)	Restricted Stock Units Held (#)	Total Shares Held (#)	Share Ownership Goal Met(1)
Shelley G. Broader	2008	7,200	6,800	14,000	✓
Jeffrey N. Edwards	2014	2,000	2,000	4,000	—
Benjamin C. Esty	2014	300	2,000	2,300	—
H. William Habermeyer, Jr.	2003	1,200	6,800	8,000	✓
Gordon L. Johnson	2010	2,250	7,100	9,350	✓
Robert P. Saltzman	2007	7,200	6,800	14,000	✓
Hardwick Simmons	2003	49,106	6,800	55,906	✓
Susan N. Story	2008	7,200	6,800	14,000	✓

(1)	Based on the current compensation it is anticipated that Messrs. Edwards and Esty will attain their share ownership goal within the time period prescribed by the guidelines.

Director Compensation Table for 2014

The following table sets forth the compensation paid to our non-executive directors for services during fiscal year 2014.

Name	Fees Paid in Cash ($)(1)		Stock Awards ($)(2)		All Other Compensation ($)	Total ($)
Shelley G. Broader	$86,000		$104,560		$0	$190,560
Jeffrey N. Edwards	$62,000		$104,560		$0	$166,560
Benjamin C. Esty	$62,500		$104,560		$0	$167,060
Francis S. Godbold(3)	$0		$0		$126,987	$126,987
H. William Habermeyer, Jr.	$85,500		$104,560		$0	$190,060
Gordon L. Johnson	$117,000	(4)	$120,244	(5)	$0	$237,244
Robert P. Saltzman	$95,000		$104,560		$0	$199,560
Hardwick Simmons	$113,500		$104,560		$0	$218,060
Susan N. Story	$85,000		$104,560		$0	$189,560

(1)	Includes the annual retainer, meeting attendance, and, as applicable, Lead Director and committee chair fees.
(2)	The amounts shown in this column represent the aggregate grant date fair value of restricted stock units (“RSUs”) granted to our directors who are not Named Executive Officers in fiscal year 2014. The grant date fair value per share of the RSUs granted to each of the directors in fiscal year 2014 under Accounting Standards Codification (ASC) Topic 718 (“ASC Topic 718”) was $52.28. Awards vest 60% on the third anniversary of the grant, 20% on the fourth anniversary and 20% on the fifth anniversary.
(3)	Mr. Godbold is an executive officer, other than a Named Executive Officer, who does not receive any additional compensation for services provided as a director. The amounts shown in this table reflect his compensation as an employee.
(4)	The fees paid in cash to Mr. Johnson include $32,000 fees paid to him by RJ Bank as a director of RJ Bank.
(5)	Includes 300 RSUs awarded to Mr. Johnson for services provided as a director of RJ Bank.

The aggregate number of share awards outstanding, as of September 30, 2014, for each of our non-executive directors was as follows:

Name	Options Outstanding (#)	Restricted Stock Units Outstanding (#)	Total Share Awards Outstanding (#)
Shelley G. Broader	—	6,800	6,800
Jeffrey N. Edwards	—	2,000	2,000
Benjamin C. Esty	—	2,000	2,000
Francis S. Godbold	—	—	—
H. William Habermeyer, Jr.	2,500	6,800	9,300
Gordon L. Johnson	—	7,100	7,100
Robert P. Saltzman	2,500	6,800	9,300
Hardwick Simmons	—	6,800	6,800
Susan N. Story	2,500	6,800	9,300

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS

The following table sets forth the shares beneficially owned as of December 8, 2014 by each shareholder known to us to beneficially own more than five percent (5%) of the company’s outstanding shares. The percentage of ownership indicated in the following table is based on 142,216,372 shares outstanding as of December 8, 2014.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Thomas A. James, Executive Chairman, Director, 880 Carillon Parkway, St. Petersburg, FL 33716	14,976,745		10.53%
BlackRock, Inc., 40 East 52nd Street, New York, NY 10022	8,013,204	(2)	5.64%
The Vanguard Group, Inc., 100 Vanguard Boulevard, Malvern, PA 19355	7,477,651	(3)	5.26%

(1)	Except as described otherwise in the footnotes to this table, each beneficial owner in the table has sole voting and investment power with regard to the shares beneficially owned by such owner.
(2)	On January 30, 2014, BlackRock, Inc., on behalf of itself and certain of its affiliates (collectively, “BlackRock”) filed a Schedule 13G with the SEC indicating that BlackRock had sole voting power with respect to 7,392,154 shares, and sole dispositive power with respect to 8,013,204 shares, of Raymond James.
(3)	Based solely on reports of investment discretion on Form 13-F filed by The Vanguard Group, Inc. with the SEC with respect to an aggregate of 7,477,651 shares of our common stock. “Investment discretion” may or may not constitute “beneficial ownership” under SEC rules.

SECURITY OWNERSHIP OF MANAGEMENT

The following table lists the shares of common stock beneficially owned as of December 8, 2014 by (1) each director and director nominee, (2) each executive officer named in the Summary Compensation Table below, and (3) all current directors, director nominees and executive officers as a group. The percentage of ownership indicated in the following table is based on 142,216,372 of the company’s shares outstanding on December 8, 2014.

Beneficial ownership reported in the below table has been determined according to SEC regulations and includes shares that may be acquired within 60 days after December 8, 2014, upon the exercise of outstanding stock options and the vesting of restricted stock units. Unless otherwise indicated, all directors, director nominees and executive officers have sole voting and investment power with respect to the shares shown. Except as indicated, no shares are pledged as security. As of December 8, 2014, no individual director, director nominee or named executive officer other than Thomas A. James, our Executive Chairman, owned beneficially 1% or more of our shares, and our directors, director nominees and executive officers as a group owned approximately 11.53% of our outstanding shares.

	Common Stock Beneficially Owned
Name	Owned Shares		Number of Shares Subject to Exercisable Stock Options	Number of Shares Subject to Vesting of Restricted Stock Units	Total Number of Beneficially Owned Shares	Percent of Class
Thomas A. James	14,966,433	(1)	—	10,312	14,976,745	10.53%
Shelley G. Broader	7,200		—	—	7,200	*
John C. Carson, Jr.	164	(2)	—	—	164	*
Jeffrey N. Edwards	2,000	(3)	—	—	2,000	*
Benjamin C. Esty	300		—	—	300	*
Francis S. Godbold	191,419	(2)	—	—	191,419	*
H. William Habermeyer, Jr.	—		—	—	—	*
Chet Helck	133,664	(2)(4)	—	13,750	147,414	*
Gordon L. Johnson	2,250		—	—	2,250	*
Jeffrey P. Julien	63,180	(2)(5)	41,200	5,156	109,536	*
Paul C. Reilly	145,479	(2)	40,000	27,500	212,979	*
Robert P. Saltzman	7,200	(6)	2,500	—	9,700	*
Hardwick Simmons	49,106		—	—	49,106	*
Susan N. Story	7,200		2,500	—	9,700	*
Jeffrey E. Trocin	129,380	(2)(7)	22,910	7,562	159,852	*
Dennis W. Zank	189,453	(2)	18,955	13,750	222,158	*
All Directors and Executive Officers as a Group (25 persons)	16,106,307	(2)(8)	228,420	94,061	16,428,788	11.53%

*	Less than 1%.
(1)	Includes 1,325,508 shares held by the Robert A. James Irrevocable Trust and 53,408 shares held by the James’ Grandchildren’s Trust, for both of which Thomas A. James serves as trustee, and both of which have as beneficiaries other James family members. Thomas A. James disclaims any beneficial ownership interest in these two trusts. Includes 48,087 shares held by Thomas A. James’ spouse.
(2)	Includes shares credited to Employee Stock Ownership Plan accounts.
(3)	For Mr. Edwards, includes 2,000 shares held in a margin account.
(4)	Includes 40,791 shares held by Mr. Helck’s spouse and 124,181 shares held in margin accounts.
(5)	Includes 2,240 shares held by Mr. Julien’s spouse and 32,301 shares held in margin accounts.
(6)	For Mr. Saltzman, includes 1,000 shares held in a margin account.
(7)	Includes 2,215 shares held for Mr. Trocin’s daughters.
(8)	For all directors and executive officers as a group, includes 189,614 shares held in margin accounts.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This section of our Proxy Statement presents a discussion and analysis of the philosophy and objectives of our Board’s Corporate Governance, Nominating and Compensation Committee (referred to in this section as the “Committee”) in designing and implementing compensation programs for our executive officers. This section describes the 2014 compensation determinations relating to our chief executive officer, chief financial officer, and our next three most highly compensated executive officers (referred to as our “named executive officers” or “NEOs”). Our named executive officers for 2014 were:

•	Paul C. Reilly, Chief Executive Officer
•	Jeffrey P. Julien, Executive Vice President — Finance, Chief Financial Officer and Treasurer
•	John C. Carson, Jr., President
•	Jeffrey E. Trocin, President — Global Equities and Investment Banking — Raymond James & Associates
•	Dennis W. Zank, Chief Operating Officer
•	Chet Helck, former Executive Vice President[1]

We seek to establish and maintain compensation policies that will enable us to attract, motivate and retain high-quality executive officers and ensure that their individual interests are aligned with those of our shareholders. Our goal is to utilize our compensation programs to reward executive officers for the achievement of short-term and long-term strategic and operational goals and increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. Our executive officers’ total compensation is comprised of a mix of base salary, annual incentive bonus (which includes both cash and time- and performance-based vesting restricted stock unit awards), grants of stock options, and retirement plan contributions. The Committee does not utilize formulaic financial performance goals or targets in awarding compensation. Rather, the Committee reviews company and individual performance each year, and then applies its broad discretion in determining the appropriate amounts of compensation for the fiscal year, based on a variety of factors, both objective and subjective.

Fiscal 2014 Company Performance Highlights

Financial Performance.  Our company performed extremely well during fiscal 2014. We achieved record annual net revenues of $4.86 billion and record annual net income of $480.2 million in fiscal year 2014. Our other financial accomplishments during the year included:

•	Net income per diluted common share was $3.32, an increase of 28.7% from $2.58 last year,
•	Our pre-tax margin on net revenues for fiscal 2014 was 15.4%, compared with 12.6% in fiscal 2013,
•	Our return on equity for the fiscal year was 12.3%, up from 10.6% in the prior fiscal year, and
•	The ratio of the firm’s total capital to risk-weighted assets remained above 20% throughout the year.

(1)	Mr. Helck resigned as an executive officer of the Company, effective February 21, 2014 but remained an employee until September 30, 2014. He is included herein as a “named executive officer” in accordance with SEC rules.

The firm’s strong performance in fiscal 2014 was driven by record annual net revenues in all of our core segments and record annual pre-tax income in all of our core segments except Raymond James Bank.

•	Private Client Group — Record results were driven by strong growth in client assets and a meaningful improvement in the segment’s pre-tax margin to net revenues, which reached 10.1% for the fiscal year, up substantially from 7.9% in the prior year. Growth in client assets, which grew 11.9% to $451 billion, was driven by market appreciation, near-record levels of financial advisor recruiting, and strong retention of existing financial advisors. The segment grew the number of financial advisors by 68 to a record 6,265.
•	Capital Markets — Despite an extremely difficult market for the Fixed Income division, the Capital Markets segment obtained record annual net revenues of $966 million and record annual pre-tax income of $131 million, which was driven by record investment banking revenues of $341 million.
•	Asset Management — The Asset Management segment also generated record annual net revenues of $370 million and pre-tax income of $128 million, driven by strong growth of financial assets under management, which increased 15.4% to $64.6 billion.
•	RJ Bank — Raymond James Bank achieved record annual net revenues of $352 million and its second highest annual pre-tax income of $243 million, trailing only the previous fiscal year, which benefited from abnormally low provisions for loan losses. Net loan growth of 24% drove higher net interest income despite a contracting net interest margin. Moreover, the credit quality of the loan portfolio continued to improve in fiscal 2014, as nonperforming assets declined by nearly 18% to $86 million, or 0.69% of total assets compared to 0.99% in the prior fiscal year.

Strategic Execution.  In addition to outstanding financial results, the firm successfully executed several strategic initiatives during fiscal 2014. For example, the Private Client Group segment significantly expanded its footprint in selected U.S. geographies such as the West, Pacific Northwest, and Northeast. The Capital Markets segment strengthened its expertise with key additions to our teams in Equity Investment Banking and Public Finance. In the Asset Management segment, we launched many new investment products to better meet the needs of our clients. Raymond James Bank continued to enhance its lending solutions, thereby strengthening relationships with both retail and institutional clients. Finally, we made substantial technology investments to improve the client experience, productivity, and security in all of our businesses.

Summary of Compensation Decisions for 2014

After assessing the company’s financial and strategic performance for fiscal 2014, and after further evaluating the individual performance of our named executive officers, the Committee exercised its discretion to award total annual direct compensation for 2014 to our NEOs as set forth in the following table. For purposes of this table, “total annual direct compensation” means the sum of (i) salary for the fiscal year indicated, and (ii) the annual bonus (both cash and equity components) and stock options earned during such fiscal year but awarded in the subsequent fiscal year.

Total Annual Direct Compensation
Named Executive Officer	Fiscal 2014	Fiscal 2013	Percentage Increase/ (Decrease)
Paul C. Reilly	$5,640,192	$5,631,064	0.16%
Jeffrey P. Julien	$2,215,192	$2,060,314	7.52%
John C. Carson, Jr.	$2,945,192	$3,000,000	(1.83)%
Jeffrey E. Trocin	$3,798,942	$3,005,314	26.41%
Dennis W. Zank	$3,172,692	$2,921,564	8.60%
Chet Helck(1)	$2,765,961	$2,728,750	1.36%

(1)	Mr. Helck resigned as an executive officer of the Company, effective February 21, 2014 but remained an employee until September 30, 2014.

This table depicts how the Committee viewed its compensation decisions for our NEOs, but the presentation herein differs substantially from the Summary Compensation Table (“SCT”) on page 39 that is required by SEC rules. This table is not a substitute for the information presented in the SCT. Among other differences, the table above includes equity awards in the column for the year they were earned, rather than the year in which the grant date occurred. Please see the note on page 33 for further important information on the differences between this presentation and the SCT.

While it considers numerous factors with respect to company and individual performance during the year, as well as certain market data regarding compensation levels for particular comparable industry positions, the Committee does not attempt to rank or assign relative weight to any particular factor. The Committee does not rely on any single factor as a substitute for its own judgment in making compensation decisions, but rather applies its independent discretion in considering them in their entirety. Although the Committee did not “benchmark” compensation against the compensation practices of a peer group, it did engage an outside compensation consultant to provide certain comparative market data with respect to the compensation of our chief executive officer.

Elements of Compensation

The Committee seeks to utilize a balanced mix of compensation elements to achieve its goals, with total compensation for our executive officers heavily weighted towards variable elements that reward performance. The following table describes each component of our executive compensation program, how it is determined, and the purpose or purposes we believe it accomplishes.

Compensation Type	Pay Element	How It Is Determined	What It Does
Fixed	Base Salary	➢ Varies with experience, duties and scope of responsibility ➢ Internal and external market factors ➢ Reviewed annually and adjusted effective at the beginning of each calendar year	➢ Provides competitive fixed pay
Variable	Annual Bonus - Cash

➢    Based upon company’s annual financial results and progress against strategic objectives

➢    Funded from a pool not to exceed 6% of consolidated pre-tax income, with no individual bonus to exceed 3%

➢    If annual bonus exceeds $275,000, a portion is delivered in the form of equity awards – see below

➢ Provides a competitive annual incentive opportunity
Variable	Annual Bonus – Equity

➢    If annual bonus exceeds $275,000, a variable portion of the amount above $250,000 is delivered in the form of restricted stock units (“RSUs”)

➢    Equity proportion increases with size of bonus

➢    One-half of RSUs vest on 3rd anniversary of grant

➢    One-half of RSUs vest on 3rd anniversary of grant conditional on company performance measure – applies to grants since fiscal 2012

➢    Performance vesting requires company to attain defined average after-tax return on equity (“ROE”) levels over the vesting period

➢    Vesting formula ranges between 0% of award for ROE <6% to 150% of award for ROE ≥ 18%

➢    Aligns executive with shareholder interests

➢    Encourages retention by vesting at end of 3-year period

➢    Performance vesting awards depend on company’s achievement of ROE thresholds, thus further aligning executive with shareholder interests

Compensation Type	Pay Element	How It Is Determined	What It Does
Variable	Stock Options – Incentive and Non-Qualified Awards

➢    Option grants to executives are based on retention needs

➢    Grant amounts tends to be based on executive level

➢    We limit options outstanding to less than 10% of our total outstanding shares, and during the prior five years, options outstanding have been between 3.4% and 4.1%

➢ Aligns executive with shareholder interests ➢ Encourages retention by vesting 60% on 3rd anniversary, and 20% on each of 4th and 5th anniversaries of grant date
Variable	Retirement Plan Contributions – • Profit Sharing Plan • Employee Stock Ownership Plan (“ESOP”) • Long Term Incentive Plan (“LTIP”) • 401(k) Plan

➢    Contributions to Profit Sharing and ESOP determined annually based on company performance

➢    LTIP is a retirement plan that partially offsets contribution limits for highly compensated employees under the Profit Sharing Plan and ESOP

➢    LTIP is credited based on the company’s annual financial results

➢    Modest matching of employee contributions into 401(k) Plan

➢ Profit Sharing and ESOP align executive with shareholder interests ➢ LTIP encourages retention by vesting at end of multi-year period ➢ 401(k) allows tax-advantaged retirement savings vehicle

Changes to our Compensation Practices for 2014

We made two recent changes to our compensation practices:

•	Additional Clawback Trigger — We strengthened our Compensation Recoupment Policy (“clawback”) by adding an additional trigger to the two existing ones: (i) financial statement restatement, and (ii) materially inaccurate performance measure that resulted in inappropriate incentive compensation. The additional, third trigger allows “clawback” of incentive compensation for serious misconduct or materially imprudent judgment that caused the company material financial or reputational harm. This new trigger allows the Committee to require forfeiture of the affected employee’s unvested incentive compensation awards and/or reimbursement of the most recently-received annual bonus. (Incentive compensation is defined to include any compensation other than base salary, and it thus includes cash, shares of stock, restricted shares, restricted stock units and stock options.) The new trigger applies to all executive officers and to any other employee whose annual incentive compensation exceeds 50% of total compensation, with certain exclusions. (For more information, see the section below entitled “Compensation Recoupment Policy.”)

•	Eliminated Option Trading by Executive Officers — We eliminated a provision of our insider trading policy that had allowed limited use of derivative securities by executive officers with respect to our common stock. We deleted the provision allowing writing of covered call options and put options. Given the relatively short-term nature of publicly traded options, we believe that transactions of this sort may create the appearance of trading on material non-public information and/or focus an executive’s attention on short-term performance at the expense of the company’s long-term objectives. Consequently, our revised policy prohibits all transactions by executive officers in such derivative instruments with respect to our common stock.

Our Compensation Practices

We describe below certain of our executive compensation practices that we believe serve to align our executives’ pay with company performance and their individual performance, promote good corporate governance, and serve our shareholders’ long-term interests. Following this information is a list of certain disfavored compensation practices that we avoid.

What We Do

    Pay for performance.  We award annual variable compensation (cash and stock bonus) based on the performance of the company and the individual. The great majority of our executive officers’ compensation is variable and not guaranteed. Base salaries for our named executive officers constitute — on average — approximately 10% of their total annual compensation.

    Use deferred compensation.  Variable compensation for our executive officers also includes a deferred component, in that a portion of annual bonuses (“stock bonus awards”) is delivered in the form of restricted stock units (“RSUs”).

    Performance-based equity awards.  The vesting of fifty percent (50%) of the RSUs awarded to our executive officers as stock bonus awards is tied to the achievement of defined average after-tax return on equity levels over a three-year measurement period. For more information regarding equity awards, see the section below entitled “Compensation Framework — Policies and Process.”

    Long vesting periods.  Both the time-vesting and performance-vesting portions of our stock bonus awards generally vest on a cliff basis three years after the grant date. Stock options generally vest 60% on the 3rd anniversary, and 20% on each of the 4th and 5th anniversaries, of their grant dates.

    “Clawback” policy.  We maintain — and have recently expanded — a robust compensation recoupment (or “clawback”) policy, which permits the company to recover compensation in the event of financial restatement, inaccurate performance measures and serious misconduct that results in material harm to the company.

    Stock ownership guidelines.  We maintain stock ownership requirements for our executive officers, creating a further link between management interests, company performance and shareholder value. All of our named executive officers have exceeded the ownership requirements.

    “Double triggers.”  Our award agreements for RSUs issued since 2010 generally maintain the requirement of “double triggers” on the accelerated vesting of awards in the event of a change in control, meaning that an executive must actually be terminated following the change in control before vesting will be accelerated.

    Modest perquisites.  We provide very modest perquisites that provide a sound benefit to the company’s business.

What We Don’t Do

    No employment agreements.  Our executive officers, including our named executive officers, are employed by us on an “at will” basis, and none of them is party to a separate employment agreement.

    No dividends on unearned performance-based awards.  No dividends or dividend equivalents are paid on performance-based awards during the vesting period. Rather, dividends are deferred and will be paid based on performance achieved, with no premiums.

    No “gross ups.”  We do not generally provide excise tax “gross ups,” other than in the case of certain relocation expenses, consistent with our relocation policy.

    No short selling or use of derivatives.  Our insider trading policy prohibits our executive officers from short selling or dealing in publicly-traded options in our common stock.

    Limited pledging by insiders.  Our directors and executive officers have less than 0.0013% of our outstanding shares held in margin accounts or pledged to third parties. The company maintains a policy under which any new pledging of our common stock by such persons will require the approval of the Committee.

    No option re-pricing.  Our equity incentive plans contain certain provisions prohibiting option re-pricing absent approval of our shareholders.

    No option backdating or “spring-loading.”  We do not backdate options or grant options retroactively. In addition, we do not coordinate grants of options so that they are made before announcement of favorable information, or after announcement of unfavorable information. Options for our stock are granted at fair market value on a fixed date or event, with all required approvals obtained in advance of or on the actual grant date.

2014 Compensation Decisions

In November 2014, our chief executive officer, Mr. Reilly, evaluated the individual performance of each executive officer, including the named executive officers, against previously-determined individual goals. After consultation with Mr. James, Mr. Reilly made recommendations to the Committee as to the amounts of annual bonus and stock options to be awarded each named executive officer (other than himself). The Committee reviewed and discussed such recommendations, as well as certain market data provided by its compensation consultant, Pay Governance LLC, with respect to the compensation of our chief executive officer. Similarly, Mr. James reviewed with the Committee the performance of Mr. Reilly and discussed his recommendations for Mr. Reilly’s compensation. The Committee evaluated the performance of Mr. Reilly and each of our other named executive officers in light of all the above information and approved the compensation of each, as further described below.

Target Compensation for 2014

Commencing with fiscal year 2012, the Committee implemented the use of annual compensation targets for our executive officers. The 2014 compensation targets were based upon historical compensation, financial industry surveys and fiscal 2014 budget projections. The fiscal year 2014 targets were as follows:

Named Executive Officer	2014 Bonus Target
Paul C. Reilly	$3,900,000
Jeffrey P. Julien	$1,200,000
John C. Carson, Jr.	$2,700,000
Jeffrey E. Trocin	$2,250,000
Dennis W. Zank	$2,200,000
Chet Helck(1)	$2,200,000

(1)	Mr. Helck resigned as an executive officer of the Company, effective February 21, 2014 but remained an employee until September 30, 2014.

Upon setting the targets, the Committee also stipulated that annual bonuses would be funded from a pool equal to 6% of consolidated pre-tax income, with no individual bonus to exceed 3% of such measure.

Individual Performance for 2014

Set forth below is a summary of the material goals and accomplishments for 2014 of each named executive officer, grouped by the areas of focus determined by the Committee at the beginning of the fiscal year, and which the Committee considered in exercising its discretion to award compensation for 2014. The Committee awarded each named executive officer an annual bonus in the amount indicated.

Paul C. Reilly, Chief Executive Officer —	2014 Annual Bonus: $5,000,000

The Committee reviewed Mr. Reilly’s achievements during the course of fiscal 2014, including the facts that, with respect to financial performance: all four of the company’s segments achieved record revenue and record profits, except RJ Bank, which had its second most profitable year; the company achieved record net revenues of $4.9 billion and net income of $480 million, as well as return on equity of 12.3%, exceeding target in a low interest rate environment; the company achieved a 15.4% pre-tax margin on net revenues and maintained over $1 billion of free cash; and that the company achieved new records in client AuA and AUM. In addition, the Committee reviewed Mr. Reilly’s achievements in strategic and operational matters, including that he had formalized the enterprise-risk management process throughout the firm and maintained risk tolerances; maintained compensation ratio to net revenues of 68%; completed our first Dodd-Frank stress submission in an efficient manner; managed senior executive succession planning and transitions smoothly; and overseen the second-best recruiting year in the Private Client Group segment.

Jeffrey P. Julien, Chief Financial Officer —	2014 Annual Bonus: $1,750,000

The Committee reviewed Mr. Julien’s achievements during the course of fiscal 2014, and noted that, with respect to financial performance: he had worked with the Board on planning for deployment of excess capital to grow the firm; moved funds to the bank sweep program and managed capacity and returns effectively; improved the financial review process; and, as chairman of RJ Bank, that he had overseen the Bank’s generation of a return on equity exceeding that of the overall firm. The Committee also noted Mr. Julien’s accomplishments of strategic and operational goals, including that he had: significantly increased the volume and quality of opportunities being evaluated for potential acquisitions; completed the first Dodd-Frank stress test under Federal Reserve regulations efficiently; significantly improved relationship and dialogue with ratings agencies; assisted with succession of SEC reporting functions in the Legal department; actively participated in investor relations efforts; and continued as a valued advisor to the chief executive officer.

John C. Carson, Jr., President —	2014 Annual Bonus: $2,450,000

The Committee reviewed Mr. Carson’s achievements during the course of fiscal 2014, and noted that, with respect to financial performance: our Public Finance business performed well under his oversight against goals for total revenue, pre-tax net income and average revenue per banker, given extremely difficult market conditions; our Fixed Income business also performed well against goals for net revenue, earnings and pre-tax margin, despite extremely difficult market conditions, and that we had rationalized our Memphis location real estate presence, achieving significant savings and improved facilities. The Committee also noted the following strategic/operational achievements: our Public Finance business made progress on increasing the size of lead-managed underwritings; he significantly expanded our team in California and in the Health Care practice; our Fixed Income business increased its share of commission revenue from non-depository institutions; he had proactively managed inventory within set guidelines; he had ensured adequate liquidity and proper financing to safely carry the inventory levels through the stress cycles; he had further streamlined the organization and further reduced headcount, resulting in significant savings; and he had improved collaboration with our Private Client Group.

Jeffrey E. Trocin, President, Global Equities and Investment Banking, RJA —	2014 Annual Bonus: $3,300,000

The Committee reviewed Mr. Trocin’s achievements during the course of fiscal 2014, and noted that, with respect to financial performance: he had overseen an increase in revenues by 10%; improved investment banking revenues by 11%, with record M&A advisory revenues; obtained record pre-tax earnings, a 34% annual increase; achieved improvements in pre-tax margins, as compared with the prior year; reduced total administrative expense by 2.8% from the prior year; reduced equity research department expense and reduced the compensation ratio. Mr. Trocin’s strategic and operational achievements included: significantly improved collaboration between ECM and RJ Bank — establishing a formal process to provide loans to select ECM clients; and effectively recruited certain strategic teams. Further, Mr. Trocin maintained a premier middle-market investment banking platform; achieved several industry accolades, including M&A Advisor “Investment Banking Firm of the Year”; maintained excellent research quality and reputation — used to expand product “manufacturing” initiatives; recruited a new co-head of investment banking and integrated a new COO/CAO.

Dennis W. Zank, Chief Operating Officer —	2014 Annual Bonus: $2,650,000

The Committee reviewed Mr. Zank’s achievements during the course of fiscal 2014, and noted that he participated in leading the firm to achieve record net revenues of $4.9 billion, net income of $480 million, and return on equity of 12.3%; stewarded the Private Client Group segment’s exceeding budgeted performance with $3 billion in net revenues; and led work on expense efficiencies across multiple departments. Further, Mr. Zank accomplished the following strategic and/or operational objectives: he continued heavy involvement in the recruiting process for the Private Client Group; he continued making a strong contribution to Financial Advisor retention; he completed second level “dashboards” for each business unit, capturing key metrics for integration in the budgeting process and long-term strategic planning; he led the effort of significantly improving the effectiveness of the Legal, Procurement and Human Resources functions through key management changes; and he continued to mentor key senior executives.

Annual Direct Compensation for 2014

After assessing the company’s financial and strategic performance for fiscal 2014, and after further evaluating the individual performance of our named executive officers, as described above, the Committee exercised its discretion to award annual direct compensation for 2014 to our NEOs as set forth in the following table.

The table below depicts how the Committee viewed its compensation decisions for our NEOs, but the presentation therein differs substantially from the Summary Compensation Table (“SCT”) on page 39 that is required by SEC rules. The table below is not a substitute for the information presented in the SCT.

There are two principal differences between the SCT and our Annual Direct Compensation Table:

•	The company grants both the cash and equity components of annual bonus after our earnings for a performance year have been announced. In both the Annual Direct Compensation Table and the SCT, cash incentive compensation granted in fiscal 2015 for fiscal 2014 performance is shown as 2014 compensation. Our presentation below treats equity awards similarly, so that equity awards granted in fiscal 2015 for performance in 2014 are shown as 2014 compensation. The SCT does not follow this treatment, however, and instead reports the value of equity awards in the year in which they are granted, rather than the year in which they were earned. As a result, equity awards granted in fiscal 2015 for 2014 performance are shown in our presentation below as 2014 compensation, but the SCT reports as 2014 compensation the value of equity awards granted in 2014 in respect of 2013 performance.

•	The SCT reports “All Other Compensation.” These amounts are not part of the Committee’s compensation determinations and are not shown in the presentation below.

		Annual Direct Compensation
				Incentive Compensation
Name	Year	Salary		Cash Bonus	Time Vesting Stock Bonus Awards(1)		Performance Vesting Stock Bonus Awards(1)(2)		Time Vesting Option Awards(3)	Total
Paul C. Reilly	2014	$445,000		$3,450,000	$775,000	(4)	$775,000	(6)	$195,192	$5,640,192
	2013	$442,500		$3,200,025	$1,132,012	(5)	$649,963	(7)	$206,564	$5,631,064
	2012	$432,500		$2,750,032	$424,984	(4)	$424,984	(8)	$156,750	$4,189,250
Jeffrey P. Julien	2014	$270,000		$1,500,000	$125,000	(4)	$125,000	(6)	$195,192	$2,215,192
	2013	$253,750		$1,380,024	$109,988	(4)	$109,988	(7)	$206,564	$2,060,314
	2012	$243,750		$1,180,006	$84,997	(4)	$84,997	(8)	$156,750	$1,750,500
John C. Carson, Jr.	2014	$300,000		$2,037,500	$206,250	(4)	$206,250	(6)	$195,192	$2,945,192
	2013	$300,000		$2,225,031	$237,509	(4)	$237,460	(7)	$—	$3,000,000
	2012	$150,000		$1,180,006	$84,997	(4)	$84,997	(8)	$—	$1,500,000
Jeffrey E. Trocin	2014	$303,750		$2,600,000	$350,000	(4)	$350,000	(6)	$195,192	$3,798,942
	2013	$298,750		$2,075,043	$212,503	(4)	$212,454	(7)	$206,564	$3,005,314
	2012	$293,750		$1,140,008	$80,015	(4)	$79,977	(8)	$250,800	$1,844,550
Dennis W. Zank	2014	$327,500		$2,187,500	$231,250	(4)	$231,250	(6)	$195,192	$3,172,692
	2013	$315,000		$2,000,000	$200,000	(4)	$200,000	(7)	$206,564	$2,921,564
	2012	$296,500		$1,925,026	$187,487	(4)	$187,487	(8)	$156,750	$2,753,250
Chet Helck(9)	2014	$365,961	(10)	$2,000,000	$400,000	(4)	$—		$—	$2,765,961
	2013	$328,750		$2,000,000	$200,000	(4)	$200,000	(7)	$—	$2,728,750
	2012	$323,750		$1,887,538	$181,231	(4)	$181,231	(8)	$156,750	$2,730,500

(1)	Represents the applicable portion of any annual bonus that exceeds $275,000 for each NEO that is delivered in the form of restricted stock units (“RSUs”). Each RSU vests, if at all, on the third anniversary of the grant date, and represents a contingent right to receive (i) one share of common stock and (ii) non-preferential dividend equivalents equal to the sum of any dividends on the shares of common stock underlying the RSU that were actually paid during the measurement period. The proportion delivered in RSUs varies with the size of the annual bonus according to the formula presented on page 37 hereof.
(2)	Represents 50% of the aggregate number of RSUs delivered as annual bonus, computed as described in footnote (1) to this table. RSUs reported in this column vest, if at all, contingent upon the Company achieving certain defined average after-tax return on equity (“ROE”) levels over the 3-year measurement period, in accordance with the forumula presented on page 37 hereof. Such vesting formula ranges from 0% of an award for ROE <6% to 150% of award for ROE ≥ 18%.
(3)	Stock options vest 60% on the third, and 20% on each of the fourth and fifth anniversaries of the grant date.
(4)	RSUs vest in full on the third anniversary of the grant date.
(5)	Includes two RSU awards. 13,309 RSUs granted as stock bonus vest in full on the third anniversary of the grant date. 10,000 RSUs granted as a one-time retention award vest 60% on the third and 20% on each of the fourth and fifth anniversaries of the grant date.
(6)	RSUs vest contingent upon the Company achieving ROE over a vesting period consisting of fiscal years 2015 – 2017, as explained in footnote 2 above. The following amounts represent the maximum value at the grant date of the RSUs granted in fiscal year 2015 for fiscal year 2014 performance: Mr. Reilly $1,162,500, Mr. Julien $187,500, Mr. Carson $309,375, Mr. Trocin $525,000, and Mr. Zank $346,875.
(7)	RSUs vest contingent upon the Company achieving ROE over a vesting period consisting of fiscal years 2014 – 2016, as explained in footnote 2 above. The following amounts represent the maximum value at the grant date of the RSUs granted in fiscal year 2014 for fiscal year 2013 performance: Mr. Reilly $974,945, Mr. Julien $164,982, Mr. Carson $356,190, Mr. Trocin $318,681, Mr. Zank $300,000 and Mr. Helck $300,000.
(8)	RSUs vest contingent upon the Company achieving ROE over a vesting period consisting of fiscal years 2013 – 2015, as explained in footnote 2 above. The following amounts represent the maximum value at the grant date of the RSUs granted in fiscal year 2013 for fiscal year 2012 performance: Mr. Reilly $637,476, Mr. Julien $127,495, Mr. Carson $127,495, Mr. Trocin $119,966, Mr. Zank $281,231, and Mr. Helck $271,847.
(9)	Mr. Helck resigned as an executive officer effective February 21, 2014, but remained an employee until September 30, 2014.
(10)	Includes $32,212 of accrued vacation paid out in connection with Mr. Helck’s retirement.

Alignment of CEO Compensation with Total Shareholder Return

As noted above, the compensation of our chief executive officer is heavily weighted to variable incentive compensation that is linked to performance, and a significant portion of the annual bonus for our chief executive officers is delivered in the form of restricted stock units. The following graph shows the total shareholder return on $100 invested in the company’s stock on September 30, 2009, compared to total annual direct compensation of our chief executive officer for each year represented. We believe the graph demonstrates that our chief executive officers’ total compensation has correlated well to total shareholder return over the time periods indicated.

No Employment Agreements for Executive Officers

None of our executive officers, including our chief executive officer and our chief financial officer, has a written employment agreement with the company, and each is thus employed by us on an “at will” basis.

Compensation Recoupment Policy

Our Board adopted a Compensation Recoupment Policy in 2010 that is intended to reduce potential risks associated with our compensation plans, and thus better align the long-term interests of our named executive officers and our shareholders. The original policy contained two triggers that could result in “clawback” of compensation: (i) instances of financial statement restatement, and (ii) discovery of a materially inaccurate performance measure that resulted in inappropriate award or vesting of incentive compensation. In 2014, we reassessed our Compensation Recoupment Policy, seeking to ensure that it maximizes our ability to recoup compensation obtained through actions of management which may ultimately prove detrimental to the company and our shareholders. After careful deliberation, we strengthened our policy by adding an additional, third trigger. The new trigger allows the Committee to clawback compensation for serious misconduct or materially imprudent judgment that caused the company material financial or reputational harm. (Incentive compensation is defined to include any compensation other than base salary, and it thus includes cash, shares of stock, restricted shares, restricted stock units and stock options.) The new trigger gives the Committee authority to require forfeiture of the employee’s unvested incentive compensation awards and/or reimbursement of the most recently-received annual bonus. It applies to all executive officers and to any other employee whose annual incentive compensation exceeds 50% of total annual compensation, with the exception of Private Client Group financial advisors and branch managers.

Stock Ownership Guidelines

Our Corporate Governance Principles stipulate that our executive officers are expected to attain ownership of at least 10,000 shares of our common stock (the “minimum holding”) within two years of becoming executive officers. Unvested restricted stock and RSUs, the vesting of which is based solely upon the passage of time, as well as certain types of indirect holdings (including shares held in a retirement plan such as the ESOP), are counted towards satisfaction of this requirement. In addition to the minimum holding, executive officers are required to retain at all times shares equal to 25% of the sum of shares they have acquired over a rolling 36-month period through the exercise of options and the vesting of restricted stock and RSUs.

Use of Compensation Consultants

The Committee engaged a compensation consultant, Pay Governance LLC (“Pay Governance”), to provide certain market data in connection with its 2014 compensation determinations for our chief executive officer. In addition, the Committee engaged Pay Governance to advise it on potential changes to the compensation of non-executive directors, as described above under the heading “DIRECTOR COMPENSATION.” The Committee uses such data as reference material to assist it in maintaining a general awareness of industry compensation standards and trends. The market data does not formulaically determine the Committee’s compensation decisions for any particular executive officer. The Committee does not target a particular percentile of the peer group with respect to total pay packages or any individual component of pay.

Consideration of Prior “Say-on-Pay” Vote

We hold an advisory vote of our shareholders on executive compensation annually. At the 2014 annual shareholders meeting, 98.78% of the votes cast were in favor of the advisory proposal to approve our named executive officers’ compensation, (the “Say-on-Pay” proposal). We believe that the 2014 vote approving the Say-on-Pay proposal conveyed our shareholders’ strong support of the Committee’s decisions and our existing executive compensation programs. Based on this feedback, the Committee determined to continue our current compensation practices as described herein.

Compensation Framework — Policies and Process

Policies and Goals.  The company competes for talent with other large financial services firms throughout the country, and our ability to sustain or improve our position in this highly competitive environment depends substantially on our ability to continue to attract and retain the most qualified employees. Our overall aim is to utilize our compensation programs to reward executive officers for the achievement of short-term and long-term strategic and operational goals and increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. In support of our recruitment and retention objectives, we structure our incentive awards to include vesting, deferred payment, and cancellation and clawback provisions that protect the company and ensure that executive’s individual interests are aligned with those of our shareholders. The named executive officers participate on the same basis as other employees in health and welfare, and paid time-off benefits.

Our executive compensation program emphasizes discretionary variable annual performance compensation and long-term incentive compensation, a portion of which will be received by the executive only upon our attainment of specific financial targets. Variable annual performance compensation and long-term incentive compensation are adjusted year-over-year to appropriately reward annual achievement of the company’s financial and strategic objectives. In addition, long-term incentive compensation serves shareholders’ interests by conditioning vesting upon future performance that executes on the Company’s long-term business strategy. The structure of our compensation program balances the objectives of delivering returns for shareholders and providing appropriate rewards to motivate superior individual performance.

The company delivers a portion of incentive compensation in the form of equity awards to align employee interests with those of shareholders. The committee believes that linking compensation amounts to performance and delivering annual and long-term incentives partially in the form of deferred equity awards that are affected, up or down, by future return on equity performance, and that are subject to cancellation and clawback over a multi-year period, helps motivate executives to achieve financial and strategic goals within the bounds of the company’s risk tolerance levels. Where an executive officer’s annual bonus exceeds the amount of $275,000, a variable portion of the bonus over $250,000 is delivered in the form of restricted stock units (“RSUs”). These RSUs vest over a three-year period. The proportion of RSUs increases with the size of the bonus according to the following formula:

Annual Bonus	Portion in RSUs
$250,000 – $500,000	10%
$500,001 – $1,000,000	15%
$1,000,001 – $2,000,000	20%
$2,000,001 – $3,000,000	25%
Above $3,000,000	50%

One-half of such RSUs vest on the 3rd anniversary of grant. The other half vests on the 3rd anniversary of the grant only if the company attains certain defined average after-tax return on equity (“ROE”) levels over the 3-year measurement period. The current vesting formula is as follows (with results to be interpolated as necessary):

3-Year Average After-Tax ROE	RSU Vesting Percentage
≥ 18%	150%
15%	125%
12%	100%
9%	75%
6%	50%
<6%	0%

Annual Pay-Setting Process.  Following recommendation by our chief executive officer, the Committee sets performance priorities at the beginning of each fiscal year to guide its evaluation of Company and individual executive officer performance throughout the year. These performance priorities are a directional assessment made at the beginning of the year, and their attainment or non-attainment does not correspond to any specific compensation decision or amount of compensation. At such time, the Committee also stipulates that annual bonuses will be funded from a pool not to exceed 6% of consolidated pre-tax income, with no individual bonus to exceed 3% of such measure.

Following completion of a fiscal year, our chief executive officer reviews the performance of the company and evaluates the individual performance of each executive officer, including the named executive officers, against previously-determined individual goals. After consultation with our executive chairman, our CEO then makes recommendations to the Committee as to the respective amounts of annual bonus and option grants to be awarded to each named executive officer (other than himself). Similarly, our executive chairman reviews the performance of the CEO and discusses with the Committee (in the absence of the CEO) his recommendations as to the appropriate amounts of the CEO’s annual bonus and option grants.

To inform its use of discretion in determining compensation, the Committee evaluates both company and individual performance. The Committee does not utilize formulaic financial performance goals or targets, and performance metrics are not assigned any specific weighting for purposes of determining the compensation awarded to the CEO or other NEOs. Since market conditions — and the macroeconomic environment — strongly affect the financial services industry and can change dramatically during the course of a year, the Committee assesses financial performance at the end of the year in light of the most recent facts and circumstances. No single financial or performance metric controls compensation decisions. Rather, such data are used to help the Committee better understand Company and individual performance. After evaluating the performance of our CEO and each of our other named executive officers for the relevant fiscal year, the Committee applies its discretion to determine the compensation for each.

Effect of Section 162(m).  In determining compensation for the named executive officers, the Committee considers the potential impact of Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction to public corporations for compensation greater than $1 million paid per fiscal year to each of the corporation’s “covered employees” (generally, the chief executive officer and the next three most highly compensated executive officers as of the end of any fiscal year). However, compensation which qualifies as “performance-based” is excluded from the $1 million per executive officer limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the company’s shareholders.

As part of our compensation program for executive officers, the company maintains the 2012 Stock Incentive Plan (“2012 Plan”). The 2012 Plan provides for annual performance-based awards to eligible employees. For each executive officer, the Committee determines on an annual basis an award maximum under the 2012 Plan. Award maximums are expressed as a percentage of consolidated pre-tax income — an objectively determined performance criteria that is intended to qualify for the performance-based exemption to the $1 million deduction limit under Section 162(m). Award maximums pertain to the cumulative value of an executive officer’s annual variable compensation — consisting of the annual bonus (including a portion delivered in the form of RSUs) and stock option award. We believe that the annual bonuses and stock options awarded to the NEOs constituted performance-based compensation and should therefore be deductible by the company for U.S. federal income tax purposes. While our policy, in general, is to maximize the tax deductibility of compensation paid to executive officers covered under Section 162(m), the Committee nevertheless may authorize awards or payments that might not be tax deductible if it believes they are in the best interests of the company and its shareholders. In the event the Committee determines to grant additional compensation that is not performance-based compensation to an executive subject to the provisions of Section 162(m), the additional compensation will be subject to the $1 million deduction limitation.

2014 COMPENSATION TABLES

Summary Compensation Table for Fiscal 2014

The following table sets forth information about compensation earned by our named executive officers during fiscal 2012, 2013 and 2014 in accordance with SEC rules. The information presented below may be different from compensation information presented in this Proxy Statement under the caption “Compensation Discussion and Analysis,” since that section describes compensation decisions made in respect of the indicated fiscal year, regardless of when the compensation was actually paid or granted. For an explanation of the principal differences between the presentation in the Compensation Discussion and Analysis and the table below, please see the note on page 33.

Name	Year	Salary		Bonus (1)	Stock Awards (2)		Option Awards (2)		All Other Compensation (3)	Total

Paul C. Reilly	2014	$445,000		$3,450,000	$1,781,975	(4)	$206,564		$125,094	$6,008,633
Chief Executive Officer - RJF	2013	$442,500		$3,200,025	$849,968	(5)	$156,750		$132,799	$4,782,042
	2012	$432,500		$2,750,032	$799,975		$371,538		$164,707	$4,518,752

Jeffrey P. Julien	2014	$270,000		$1,500,000	$219,976	(6)	$206,564		$85,979	$2,282,519
Executive VP, Finance	2013	$253,750		$1,380,024	$169,994	(5)	$156,750		$89,207	$2,049,725
Chief Financial Officer	2012	$243,750		$1,180,006	$149,988		$371,538		$93,734	$2,039,016
and Treasurer - RJF

John C. Carson Jr.	2014	$300,000		$2,037,500	$474,969	(6)	$0		$83,857	$2,896,326
President - RJF	2013	$300,000		$2,225,031	$169,994	(5)	$0		$80,620	$2,775,645
Fixed Income and Capital Markets	2012	$150,000		$1,180,006	$3,499,975		$0		$16,090	$4,846,071

Jeffrey E. Trocin	2014	$303,750		$2,600,000	$424,957	(6)	$206,564		$115,699	$3,650,970
Preisdent, Global Equities and	2013	$298,750		$2,075,043	$159,992	(5)	$250,800		$138,881	$2,923,466
Investment Banking - RJA

Dennis W. Zank	2014	$327,500		$2,187,500	$400,000	(6)	$206,564		$93,336	$3,214,900
Chief Operating Officer - RJF	2013	$315,000		$2,000,000	$374,974	(5)	$156,750		$108,684	$2,955,408
	2012	$296,500		$1,925,026	$399,988		$371,538		$108,051	$3,101,103

Chet Helck (7)	2014	$365,961	(8)	$2,000,000	$844,393	(9)	$206,564	(10)	$77,649	$3,494,567
Executive VP - RJF	2013	$328,750		$2,000,000	$362,462	(5)	$156,750		$102,055	$2,950,017
	2012	$323,750		$1,887,538	$399,988		$512,500		$95,514	$3,219,290

(1)	The amounts disclosed in the Bonus column represent the annual cash bonus, as described in the CD&A, awarded to the Named Executive Officers.
(2)	The amounts shown in the Stock Awards and Option Awards columns represent the grant date fair value of equity awards granted to the Named Executive Officers in the fiscal year shown. For a description of the assumptions used in calculating the fair value of equity awards under ASC Topic 718, see Note 24 to our financial statements in our Form 10-K report for the year ended September 30, 2014.
(3)	See the All Other Compensation table below for a breakdown of these amounts.
(4)	Includes 23,309 RSUs that vest over time and 13,308 RSUs that are performance vesting based awards. See page 37 regarding the performance vesting formula. The maximum value at the grant date of the performance vesting RSUs for Mr. Reilly is $974,944.
(5)	Half of these awards are time vesting and half are performance vesting. See page 37 regarding the performance vesting formula. The following amounts represent the maximum value at the grant date of the performance vesting RSUs: Mr. Reilly $637,476, Mr. Julien $127,495, Mr. Carson $127,495, Mr. Trocin $119,966, Mr. Zank $281,231, and Mr. Helck $271,847.

(6)	Half of these awards are time vesting and half are performance vesting. See page 37 regarding the performance vesting formula. The following amounts represent the maximum value at the grant date of the performance vesting RSUs: Mr. Julien $164,982, Mr. Carson Jr. $356,190, Mr. Trocin $318,681, and Mr. Zank $300,024.
(7)	Mr. Helck retired as an executive officer on February 21, 2014, but remained an employee until September 30, 2014.
(8)	Includes $32,212 of accrued vacation paid out due to Mr. Helck’s retirement.
(9)	Includes 12,389 RSUs that vest over time and 4,095 RSUs that are performance vesting based awards. See page 37 regarding the performance vesting formula. The maximum value at the grant date of the performance vesting RSUs for Mr. Helck is $300,024.
(10)	Mr. Helck did not accept this award.

All Other Compensation Table for Fiscal 2014

The following table sets forth more detailed information concerning the items included in the “All Other Compensation” column of the Summary Compensation Table above.

Name	Employee Stock Ownership Plan Contribution	Profit Sharing Contribution	401(k) Company Match	Deferred Compensation Plan Contribution(a)	Deferred Compensation Plan Gain(a)	Dividends on Unvested Stock	Commissions	Perquisites(b)	Total All Other Compensation
Paul C. Reilly	$5,100	$11,422	$1,000	$37,500	$15,380	$23,000	$0	$31,692	$125,094
Jeffrey P. Julien	$5,100	$13,119	$1,000	$37,500	$29,260	$0	$0	$0	$85,979
John C. Carson Jr.	$5,100	$12,401	$1,000	$37,500	$27,856	$0	$0	$0	$83,857
Jeffrey E. Trocin	$5,100	$12,924	$1,000	$37,500	$58,675	$0	$500	$0	$115,699
Dennis W. Zank	$5,100	$13,446	$1,000	$37,500	$22,323	$0	$13,967	$0	$93,336
Chet Helck	$5,100	$12,728	$0	$37,500	$22,301	$0	$20	$0	$77,649

(a)	See Nonqualified Deferred Compensation table for more information.
(b)	Includes company-paid travel and related expenses for guest or spouse in conjunction with a company-sponsored off-site business meeting.

Grants of Plan Based Awards for Fiscal 2014

The following table contains information concerning plan-based awards granted to each of the named executive officers during fiscal 2014.

						All Other Option Awards:				Grant Date Fair Value
		Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards:	Number of Securities		Exercise Price of		Value of Stock and
Name	Grant Date	Threshold (2)	Target (3)	Maximum (4)	Number of Units (5)	Underlying Options (6)		Option Awards ($/Share)		Option Awards ($) (7)

Paul C. Reilly	11/21/2013				10,000					$482,000
	12/13/2013	6,654	13,308	19,962						$649,963
	12/13/2013				13,309					$650,012
	11/21/2013					12,500		$48.20	(8)	$206,564

Jeffrey P. Julien	12/13/2013	1,126	2,252	3,378						$109,988
	12/13/2013				2,252					$109,988
	11/21/2013					12,500		$48.20	(8)	$206,564

John C. Carson Jr.	12/13/2013	2,431	4,862	7,293						$237,460
	12/13/2013				4,863					$237,509

Jeffrey E. Trocin	12/13/2013	2,175	4,350	6,525						$212,454
	12/13/2013				4,351					$212,503
	11/21/2013					12,500		$48.20	(8)	$206,564

Dennis W. Zank	12/13/2013	2,048	4,095	6,143						$200,000
	12/13/2013				4,095					$200,000
	11/21/2013					12,500		$48.20	(8)	$206,564

Chet Helck	12/13/2013	2,048	4,095	6,143						$200,000
	12/13/2013				4,095					$200,000
	9/30/2014				8,294					$444,393
	11/21/2013					12,500	(9)	$48.20	(8)	$206,564

(1)	The “Estimated Future Payouts Under Equity Incentive Plan Awards” columns represent the minimum, target and maximum number of shares that could be received by each listed officer upon the vesting of RSUs, excluding dividend equivalents. RSUs vest based on the Company’s three-year average after-tax return on equity for fiscal years 2014, 2015 and 2016 (see the CD&A for more information).
(2)	Threshold is 50 percent of awarded RSU’s if the three-year average after-tax return on equity is at least equal to 6 percent.
(3)	Target is 100 percent of awarded RSU’s if the three-year average after-tax return on equity is equal to 12 percent.
(4)	Maximum is 150 percent of awarded RSU’s if the three-year average after-tax return on equity is 18 percent or more.
(5)	We grant RSUs in lieu of a portion of the annual bonus awarded to highly compensated employees (see the CD&A for more information). The RSUs vest approximately three years from the date of grant.
(6)	Options are granted annually to key management employees (see the CD&A for more information). The stock options vest 60% on the third anniversary, and 20% on each of the fourth and fifth anniversaires of the grant date.
(7)	Reflects the grant date fair value of each equity award computed in accordance with ASC Topic 718. For a description of the assumptions used in calculating the fair value of equity awards under ASC Topic 718, see Note 24 of our financial statements in our Annual Report on Form 10-K for the fiscal year ended September 30, 2014.

(8)	Stock options exercise price was based upon the closing price of our stock on November 21, 2013.
(9)	Mr. Helck did not accept this award.

Outstanding Equity Awards at Fiscal Year End for 2014

The following table contains information as of September 30, 2014 about the outstanding equity awards held by our named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date		Number of Units of Stock That Have Not Vested		Market Value of Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested(2)		Equity Incentive Plan Awards: Market Value Of Unearned Units That Have Not Vested(1)
Paul C. Reilly	17,090	7,910	$25.28	1/24/16	(3)	27,500	(7)	$1,473,450
		25,000	$27.10	1/22/17	(4)	11,345	(8)	$607,865	11,345	(9)	$607,865
		12,500	$37.87	11/29/19	(5)	10,000	(10)	$535,800
		12,500	$48.20	11/21/20	(5)	13,309	(11)	$713,096	13,308	(12)	$713,043
Jeffrey P. Julien	17,090	7,910	$25.28	1/24/16	(3)	5,156	(7)	$276,258
		25,000	$27.10	1/22/17	(4)	2,269	(8)	$121,573	2,269	(9)	$121,573
		12,500	$37.87	11/29/19	(5)	2,252	(11)	$120,662	2,252	(12)	$120,662
		12,500	$48.20	11/21/20	(5)
John C. Carson Jr.						99,686	(13)	$5,341,176
						2,269	(8)	$121,573	2,269	(9)	$121,573
						4,863	(11)	$260,560	4,862	(12)	$260,506
Jeffrey E. Trocin		7,910	$25.28	1/24/16	(3)	7,562	(7)	$405,172
		25,000	$27.10	1/22/17	(4)	2,136	(8)	$114,447	2,135	(9)	$114,393
		20,000	$37.87	11/29/19	(5)	4,351	(11)	$233,127	4,350	(12)	$233,073
		12,500	$48.20	11/21/20	(5)
Dennis W. Zank		7,910	$25.28	1/24/16	(3)	13,750	(7)	$736,725
		25,000	$27.10	1/22/17	(4)	5,005	(8)	$268,168	5,005	(9)	$268,168
		12,500	$37.87	11/29/19	(5)	4,095	(11)	$219,410	4,095	(12)	$219,410
		12,500	$48.20	11/21/20	(5)
Chet Helck	25,000		$25.28	12/29/14	(6)	13,750	(7)	$736,725
	42,415		$35.38	12/29/14	(6)	4,838	(8)	$259,220	4,838	(9)	$259,220
	12,500		$37.87	12/29/14	(6)	4,095	(11)	$219,410	4,095	(12)	$219,410
						8,294	(14)	$444,393

(1)	The market value of stock awards is based on the closing market price of our common stock on the New York Stock Exchange on September 30, 2014, which was $53.58.
(2)	The number of units reported assumes that the awards received by each named executive officer upon vesting is 100 percent of awarded RSU’s based upon achieving an after-tax return on equity of 12 percent.
(3)	The 25,000 option award was granted six years and two months prior to the option expiration date. The unexercisable options vest 50% in five years and 50% in five years and two months from date of grant.
(4)	The option was granted four years and eleven months prior to the option expiration date. The unexercisable options vest 60% in two years and nine months, 20% in three years and nine months, and 20% in four years and nine months from date of grant.
(5)	The option was granted seven years prior to the option expiration date. The unexercisable options vest 60% in three years, 20% in four years and 20% in five years from date of grant.
(6)	Mr. Helck retired on 9/30/14. As a result, all of his outstanding unexercisable options vested.

(7)	The RSU award was granted on December 15, 2011 and cliff vests in three years from that date.
(8)	The RSU award was granted on December 14, 2012 and cliff vests in three years from that date.
(9)	The RSU award was granted on December 14, 2012 and vests based on the Company’s three-year average after-tax return on equity for fiscal years 2013, 2014 and 2015 (see the CD&A for more information) in three years from that date. For purposes of calculating the average after-tax return on equity for this performance cycle, our fiscal year 2013 reported results on a GAAP basis were adjusted to exclude the effect of the following extraordinary and non-recurring items: (1) the Morgan Keegan acquisition-related expenses; (2) RJF’s share of the goodwill impairment expense of Raymond James European Securities, Inc. (“RJES”); (3) the RJES restructuring expense; and (4) the impact of the foregoing adjustments on reported GAAP equity for fiscal year 2013. See the reconciliation schedule published on page 39 of our Annual Report on Form 10-K for the year ended September 30, 2013 for more information. There were no non-GAAP adjustments to our fiscal year 2014 reported results on a GAAP basis for purposes of calculating the average after-tax return on equity for this performance cycle.
(10)	The 10,000 RSU award was granted on November 21, 2013 and vests 60% in three years, 20% in four years and 20% in five years from grant date.
(11)	The RSU award was granted on December 13, 2013 and cliff vests in three years from that date.
(12)	The RSU award was granted on December 13, 2013 and vests based on the Company’s three-year average after-tax return on equity for fiscal years 2014, 2015 and 2016 (see the CD&A for more information) in three years from that date. There were no non-GAAP adjustments to our fiscal year 2014 reported results on a GAAP basis for purposes of calculating the average after-tax return on equity for this performance cycle.
(13)	The RSU award was granted on April 20, 2012 and vests 100% in three years from grant date.
(14)	The RSU award was granted on September 30, 2014 and vests 100% in three years from grant date.

Option Exercises and Stock Vested for Fiscal 2014

The following table provides information about stock options exercised by the named executive officers during 2014 and restricted shares and restricted stock unit awards held by our named executive officers that vested in 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1)	Value Realized On Exercise(2)	Number of Shares Acquired on Vesting(3)	Value Realized On Vesting
Paul C. Reilly	2,500	82,775	63,162	3,118,832	(4)
Jeffrey P. Julien	15,000	316,953	3,133	153,016	(5)
John C. Carson Jr.	0	0	0	0
Jeffrey E. Trocin	2,090	48,822	6,894	336,703	(5)
Dennis W. Zank	2,090	48,822	9,401	459,145	(5)
Chet Helck	15,000	214,350	9,401	459,145	(5)

(1)	Total number of shares underlying the options exercised during fiscal 2014.
(2)	Amounts in this column reflect the difference between the market price on the date of exercise and the exercise price of the options exercised, multiplied by the number of options exercised.
(3)	Total number of restricted shares and units that vested during fiscal 2014.
(4)	The value of 50,000 shares on May 1, 2014 (the vesting date) using the closing market price for our common stock, which was $49.52 and the value of 13,162 shares on December 15, 2013 (the vesting date) using the closing market price for our common stock, which was $48.84.
(5)	The value of the shares on December 15, 2013 (the vesting date) using the closing market price for our common stock, which was $48.84.

Nonqualified Deferred Compensation for Fiscal 2014

The following table provides information regarding our deferred compensation plans for our named executive officers, which include the Long Term Incentive Plan (“LTIP”), Deferred Management Bonus Plan (“DMBP”), Voluntary Deferred Compensation Plan (“VDCP”) and the Restricted Cash Agreement (“RCA”).

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year(1)(2)	Aggregate Earnings in Last Fiscal Year(1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
Paul C. Reilly
LTIP	$—	$37,500	$15,380	$—	$191,429	(3)
Jeffrey P. Julien
LTIP	$—	$37,500	$27,246	$—	$326,148	(3)
DMBP	$—	$—	$28	$—	$279,104	(4)
VDCP	$50,000	$—	$1,986	$—	$51,986	(5)
John C. Carson Jr.
LTIP	$—	$37,500	$1,564	$—	$34,564	(3)
RCA	$—	$—	$26,292	$251,688	$23,253	(6)
Jeffrey E. Trocin
LTIP	$—	$37,500	$58,643	$—	$682,616	(3)
DMBP	$—	$—	$32	$—	$314,628	(4)
Dennis W. Zank
LTIP	$—	$37,500	$22,287	$79,120	$242,069	(3)
DMBP	$—	$—	$36	$—	$360,013	(4)
Chet Helck
LTIP	$—	$37,500	$22,287	$79,120	$242,069	(3)
DMBP	$—	$—	$14	$—	$135,706	(4)

(1)	The amounts presented in these columns are included in the All Other Compensation table located below the footnotes to the Summary Compensation Table.
(2)	Represents amounts earned with respect to the 2014 fiscal year but contributed in December 2014.
(3)	The amounts presented include previously and currently reported compensation with respect to LTIP contributions made by us. The following amounts represent vested balances at September 30, 2014: Mr. Reilly $0; Mr. Julien $134,718; Mr. Carson $0; Mr. Trocin $491,187; Mr. Zank $50,639; and Mr. Helck $50,639.
(4)	The amounts presented include previously and currently reported compensation with respect to DMBP contributions made by us. The following amounts represent vested balances at September 30, 2014: Mr. Julien $279,104; Mr. Trocin $314,628; Mr. Zank $360,013; and Mr. Helck $135,706.
(5)	The amount presented includes currently reported compensation with respect to VDCP contributions made by Mr. Julien. The entire balance is vested as of September 30, 2014.
(6)	The amount presented includes previously and currently reported compensation with respect to RCA contributions made by Mr. Carson. There is no vested balance as of September 30, 2014.

Our LTIP, originally adopted effective October 1, 2000, is an unfunded deferred compensation plan benefiting key management and other highly-compensated employees. Under the LTIP, we determine each year which employees will be participants for that plan year and then establish an account on our books for such year for each participant. Although we can elect to use other allocation formulas, historically, the allocations under the LTIP have been made based upon the individual participant’s level of compensation above a minimum, and not in excess of a maximum (for fiscal 2014, these amounts were $255,000 and

$855,000, respectively). The CGN&C Committee or its designee then determines the percentage, if any, by which that compensation is multiplied to determine the contribution credited to each participant’s account for the particular plan year. Each account is thereafter credited (or debited), based upon the allocable share of the return that would have been earned (including any negative return) had all accounts been invested in a group of unaffiliated mutual funds and managed accounts. Senior management selects those mutual funds and managed accounts, pursuant to authority delegated by the CGN&C Committee. Annual allocations and their deemed earnings vest after five years, subject to earlier vesting in the case of death or disability. In the case of retirement, a participant may continue to accrue vesting credit after his or her retirement date so long as he or she complies with certain non-competition covenants. We pay the vested account balance in a cash lump sum after five years of credited service, subject to earlier payment in the case of death or disability, and subject to certain deferral rights that must be exercised at least 12 months in advance of the account balance vesting. Because the account balances are unfunded, they represent only unsecured claims against the Company.

Our DMBP, originally adopted effective October 1, 1989, preceded the LTIP. The DMBP remains in effect to administer certain amounts credited prior to the adoption of the LTIP. The last bonus allocation that was made to the DMBP was with respect to fiscal year 1999. Since that time, additional amounts credited to the DMBP accounts have been based on a deemed interest return on the amounts in the respective DMBP accounts. Like the LTIP, the DMBP is an unfunded plan that was established to benefit key management and other highly compensated employees. For fiscal years 1990 through 1999, each participant’s account was credited with a contribution, if any, determined by us in a manner similar to the LTIP. During such period and thereafter, participants’ accounts have been credited with a deemed interest return, based upon the average annual interest rate payable by our broker-dealer affiliate on brokerage client account funds. Annual amounts credited to a participant’s account and the deemed interest vest ratably over an eight-year period, subject to earlier vesting in the case of death, disability, attaining age 65 or a qualified early retirement. We pay the vested account balance as soon as practical following death or disability and, in the case of normal retirement, as soon as practical after the end of the plan year in which retirement occurs following the participant’s attaining the age of 65. Other provisions apply in the case of early retirement. Because the account balances are unfunded, they represent only unsecured claims against the company.

The VDCP was established effective January 1, 2013, for the purpose of offering a voluntary, pre-tax capital accumulation opportunity for a select group of highly compensated employees and independent contractors to defer compensation. The VDCP allows participants with annual calendar year compensation of $300,000 or more to defer up to 75% of base salary, bonuses and commissions, subject to certain minimums and maximums, and permits the company to make contributions at any time in its sole discretion. Balances of participants are deemed to be invested, at the election of the participant, in funds selected by the participant from a list chosen by the committee that administers the plan. Each year participants may elect to have that year’s deferrals distributed as a scheduled in-service withdrawal or upon retirement. If a participant separates from service and does not meet the definition of retirement (age 55 + 10 years of service) and does not have a total account balance of $50,000 or more, does not meet the definition of disability, or die, he or she will be paid their account balance in a lump sum the February following the calendar year of separation. Participants who qualify may elect to receive account balances paid out in two to ten annual installments. All plan balances (deferrals, company contributions and earnings thereon) are unsecured liabilities of the company. (The VDCP was filed as exhibit 10.24 to the company’s Quarterly Report on Form 10-Q filed with the SEC on February 8, 2013.)

The RCA was implemented in 2013 in connection with the company’s completion of its acquisition of Morgan Keegan in order to emulate the provisions of a program in place at Morgan Keegan prior to the transaction. Under the RCA, a cash amount is awarded and invested for five years, subject to forfeiture in the event of termination other than for death, disability or retirement. Mr. John C. Carson, Jr. is the only named executive officer who participates in the RCA.

Potential Payments Upon Termination or Change in Control for Fiscal 2014

Except as described below, none of the named executive officers is a party to any agreement or arrangement with us providing for payments in connection with any termination, including resignation, severance or retirement, a change in such officer’s responsibilities, or a change in control of the company. The following tables summarize the estimated payments to be made under each agreement, plan or arrangement in effect as of September 30, 2014, which provides for payments to a named executive officer at, following or in connection with a termination of employment or a change in control. However, in accordance with SEC regulations, we do not report any amount to be provided to a named executive officer under any arrangement which does not discriminate in scope, terms or operation in favor of our named executive officers and which is available generally to all salaried employees. In accordance with SEC regulations, this analysis assumes that the named executive officer’s date of termination is September 30, 2014, and the price per share of our common stock on the date of termination is the closing price of our common stock on the NYSE on that date, which was $53.58.

Paul C. Reilly

Benefit and Payments Upon Termination	Voluntary Termination without Good Reason ($)	Termination by Executive for Good Reason or Involuntary Termination by the Company without Cause ($)	Involuntary Termination for Cause ($)	Retirement ($)(1)	Death or Disability ($)	Change in Control ($)	Qualified Termination Following Change in Control ($)
Salary Continuation	—	—	—	—	—	—	—
Annual Cash Bonus	—	—	—	—	—	—	—
Severance Payment	—	—	—	—	—	—	—
Share Awards	4,115,319	4,115,319	4,115,319	4,115,319	4,651,119	—	4,651,119
Options	—	—	—	—	1,149,478	—	656,945
Welfare Benefits	—	—	—	—	—	—	—

(1)	Mr. Reilly’s RSU stock bonus awards under the 2012 Plan contain an additional definition of “retirement” in order to conform with a definition used under the 2007 Stock Bonus Plan, which was in effect when Mr. Reilly was hired. Pursuant to such provision, “retirement” is defined as ending service after age 60 with 5 years of service.

Jeffrey P. Julien

Benefit and Payments Upon Termination	Voluntary Termination without Good Reason ($)	Termination by Executive for Good Reason or Involuntary Termination by the Company without Cause ($)	Involuntary Termination for Cause ($)	Retirement ($)	Death or Disability ($)	Change in Control ($)	Qualified Termination Following Change in Control ($)
Salary Continuation	—	—	—	—	—	—	—
Annual Cash Bonus	—	—	—	—	—	—	—
Severance Payment	—	—	—	—	—	—	—
Share Awards	—	760,729	—	—	760,729	—	760,729
Options	—	—	—	—	1,149,478	—	656,945
Welfare Benefits	—	—	—	—	—	—	—

John C. Carson, Jr.

Benefit and Payments Upon Termination	Voluntary Termination without Good Reason ($)	Termination by Executive for Good Reason or Involuntary Termination by the Company without Cause ($)	Involuntary Termination for Cause ($)	Retirement ($)	Death or Disability ($)	Change in Control ($)	Qualified Termination Following Change in Control ($)
Salary Continuation	—	—	—	—	—	—	—
Annual Cash Bonus	—	—	—	—	—	—	—
Severance Payment	—	—	—	—	—	—	—
Share Awards	—	6,105,387	—	—	6,105,387	—	5,066,793
Options	—	—	—	—	—	—	—
Welfare Benefits	—	—	—	—	—	—	—

Jeffrey E. Trocin

Benefit and Payments Upon Termination	Voluntary Termination without Good Reason ($)	Termination by Executive for Good Reason or Involuntary Termination by the Company without Cause ($)	Involuntary Termination for Cause ($)	Retirement ($)	Death or Disability ($)	Change in Control ($)	Qualified Termination Following Change in Control ($)
Salary Continuation	—	—	—	—	—	—	—
Annual Cash Bonus	—	—	—	—	—	—	—
Severance Payment	—	—	—	—	—	—	—
Share Awards	—	1,100,212	—	—	1,100,212	—	1,100,212
Options	—	—	—	—	1,267,303	—	719,597
Welfare Benefits	—	—	—	—	—	—	—

Dennis W. Zank

Benefit and Payments Upon Termination	Voluntary Termination without Good Reason ($)	Termination by Executive for Good Reason or Involuntary Termination by the Company without Cause ($)	Involuntary Termination for Cause ($)	Retirement ($)	Death or Disability ($)	Change in Control ($)	Qualified Termination Following Change in Control ($)
Salary Continuation	—	—	—	—	—	—	—
Annual Cash Bonus	—	—	—	—	—	—	—
Severance Payment	—	—	—	—	—	—	—
Share Awards	1,711,881	1,711,881	1,711,881	1,711,881	1,711,881	—	1,711,881
Options	1,149,478	1,149,478	1,149,478	1,149,478	1,149,478	—	656,945
Welfare Benefits	—	—	—	—	—	—	—

Chet Helck(1)

Benefit and Payments Upon Termination	Voluntary Termination without Good Reason ($)	Termination by Executive for Good Reason or Involuntary Termination by the Company without Cause ($)	Involuntary Termination for Cause ($)	Retirement ($)	Death or Disability ($)	Change in Control ($)	Qualified Termination Following Change in Control ($)
Salary Continuation	—	—	—	—	—	—	—
Annual Cash Bonus	—	—	—	2,000,000	—	—	—
Severance Payment	—	—	—	—	—	—	—
Share Awards	—	—	—	2,138,378	—	—	—
Options	—	—	—	1,192,181	—	—	—
Welfare Benefits	—	—	—	—	—	—	—

(1)	Mr. Helck resigned as an executive officer of the Company, effective February 21, 2014 but remained an employee until September 30, 2014.

Corporate Governance, Nominating and Compensation Committee Report

The CGN&C Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the CGN&C Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report.

Respectfully submitted by the CGN&C Committee

Robert P. Saltzman (Chairman)
Jeffrey N. Edwards
Gordon L. Johnson
Susan N. Story

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2014, the following directors served as members of the CGN&C Committee: Robert P. Saltzman (Chairman) and Jeffrey N. Edwards, Gordon L. Johnson and Susan N. Story. No member of the CGN&C Committee was an officer or employee of the company or any of its subsidiaries during 2014, and no member of the CGN&C Committee was formerly an officer of the company or any of its subsidiaries or was a party to any disclosable related person transaction involving the company. During 2014, none of the executive officers of the company has served on the board of directors or on the compensation committee of any other entity that has or had executive officers serving as a member of the Board of Directors or CGN&C Committee of the company.

* * *

REPORT OF THE AUDIT AND RISK COMMITTEE

The Audit and Risk Committee (formerly known as the Audit Committee, the “A&R Committee”) of the Board of Directors consists of Hardwick Simmons (Chair — at date of this report), Shelley G. Broader, Benjamin C. Esty (current Chair) and H. William Habermeyer. This committee conducts its activities pursuant to a written charter approved by the Board of Directors, which is reviewed annually and was last amended by the A&R Committee on February 20, 2014 and, as amended, approved by the Board of Directors on February 22, 2014. The A&R Committee acts on behalf of the Board of Directors in fulfilling its oversight responsibilities with respect to our financial reporting, the qualifications and independence of the independent registered public accounting firm, our systems of internal controls, enterprise risk management and our procedures for establishing compliance with legal and regulatory requirements.

The Charter of the A&R Committee provides that the committee is responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm engaged as our independent auditor and must approve in advance any work to be performed by that independent registered public accounting firm. The A&R Committee has not established any general pre-approval procedures, but instead reviews each proposed engagement to determine whether the provision of services is compatible with maintaining the independence of the independent registered public accounting firm. This past year the A&R Committee undertook an extensive review of prospective independent auditing firms. After careful consideration, the A&R Committee approved the appointment of KPMG LLP as independent accountants for the Company for fiscal year 2014.

In addition to four regularly scheduled meetings during the course of the fiscal year, members of the A&R Committee held five telephonic meetings, generally to review with management and representatives of KPMG LLP our quarterly and fiscal year financial results prior to their release to the public.

We have an Enterprise Risk Management program under the direction of our Chief Risk Officer (“CRO”). Working closely together, the CRO and other managers have prepared a series of qualitative appetite statements that articulate our conservative risk culture. Tolerance statements and measures have also been developed which attempt to quantitatively define our adherence to our risk appetite. These statements are internally reviewed and approved by a risk committee structure established by management to address specific aspects of risk (i.e., market, liquidity, credit, operational, etc.), and are organized under the direction of our Enterprise Risk Management Committee (“ERMC”) which is chaired by the CRO. The A&R Committee subsequently reviews and approves our risk appetite and tolerance statements on at least an annual basis, and receives periodic reports from the ERMC and the CRO in order to monitor our adherence to them. In addition, the A&R Committee receives quarterly risk assessments from the ERMC and the CRO that identify new and emerging risks, changes to internal controls, and results of assurance activities, which include internal audits, regulatory examinations, and other self-assessment activities. The Chairman of the A&R Committee discusses the significant aspects of the Enterprise Risk Management program with the full Board at its regular meetings.

Members of the A&R Committee have reviewed and discussed with management and with representatives of KPMG LLP the integrated audit of the consolidated financial statements and internal control over financial reporting for fiscal 2014. The consolidated financial statements for fiscal 2014 are contained in our annual report on Form 10-K. In addition, the A&R Committee reviewed with KPMG LLP the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) and approved by the SEC. The A&R Committee also received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the PCAOB regarding independent auditor communications with the A&R Committee concerning independence, and discussed with KPMG LLP their independence from us and our management, and considered their independence in connection with any non-audit services provided. The A&R Committee also reviewed with KPMG LLP our critical accounting policies and practices and certain written communications between KPMG LLP and our management.

Based on the reviews and discussions referred to above, and in reliance on the representations of management and the independent registered public accounting firm’s report with respect to the financial statements, the A&R Committee recommended to the Board of Directors that the audited financial statements be included in our annual report on Form 10-K for fiscal 2014 for filing with the SEC. The Board of Directors approved the recommendation.

Management is responsible for our financial statements and the financial reporting process, including our system of internal controls. Our independent registered public accounting firm is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting in accordance with the standards of the PCAOB. The firm issues reports on our consolidated financial statements and the effectiveness of internal control over financial reporting.

The A&R Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The A&R Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the A&R Committee’s members in business, financial and accounting matters. In its oversight role, the A&R Committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, who, in their report, express an opinion on the conformity of our annual financial statements with U.S. generally accepted accounting principles.

The Board of Directors has determined that each member of the A&R Committee qualifies as an Audit Committee Financial Expert under SEC rules and as “independent” under NYSE rules.

Hardwick Simmons, Chair (at date of report)
Shelley G. Broader
Benjamin C. Esty (Chair — current)
H. William Habermeyer, Jr.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Risk Committee of the Board, with the approval of the shareholders, engaged KPMG to perform an annual audit of the company’s consolidated financial statements for fiscal year 2014. The following table sets forth the approximate aggregate fees billed or expected to be billed to the company by KPMG for fiscal years 2014 and 2013 for the audit of the company’s annual consolidated financial statements and for other services rendered by KPMG.

	Fiscal Year
	2014	2013
	($)
Audit Fees(1)	3,003,731	3,379,881
Audit-Related Fees(2)	387,589	450,600
Tax Fees(3)	181,723	177,551
All Other Fees(4)	152,448	—
Total Fees	3,725,491	4,008,032

(1)	Audit Fees represents fees for the audit of the company’s consolidated financial statements.
(2)	Audit-Related Fees consist primarily of fees for custody rule examinations of registered investment advisors, including the issuance of an independent auditors report on controls over custody operations, and FDICIA and HUD attestations for RJ Bank.
(3)	Tax Fees includes tax compliance and consulting services related to federal and state tax returns.
(4)	All Other Fees consist principally of advisory fees for a gap analysis associated with SEC broker-dealer reporting requirements.

The Audit and Risk Committee has adopted a policy that it must specifically pre-approve all audit and non-audit services provided by our independent auditors.

All audit and non-audit services provided to the company and its subsidiaries by KPMG during fiscal year 2014 were specifically approved.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Bank Transactions.  In the ordinary course of our business, we make bank loans to, and hold bank deposits for, certain of our officers and directors, and also extend margin credit in connection with the purchase of securities to certain of our officers and directors who are affiliated with one of our broker-dealers, as permitted under the Sarbanes-Oxley Act (“SOX”). These transactions have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with non-affiliated persons, and do not involve more than normal risk of collectability or present other unfavorable features. We also, from time to time and in the ordinary course of our business, enter into transactions involving the purchase or sale of securities as principal from, or to, directors, officers and employees and accounts in which they have an interest. These purchases and sales of securities on a principal basis are effected on substantially the same terms as similar transactions with unaffiliated third parties.

Investments.  We have from time to time established private investment funds to permit certain officers to participate in our merchant banking, venture capital and other similar activities by investing alongside the funds that we raise and manage for non-employee investors. Trusts benefiting family members of these officers have also invested in these funds. In addition, certain of our directors and executive officers from time to time may invest their personal monies in funds managed by our subsidiaries on substantially the same terms and conditions as other similarly situated investors in these funds who are neither directors nor officers. No directors, executive officers or affiliated entities received distributions of profits earned on investments made by, and other income from, any affiliated fund in fiscal 2014 in an amount exceeding $120,000 in the aggregate.

Share Repurchases.  In order to pay (i) the exercise price of options and (ii) withholding or other similar taxes due in connection with the vesting of equity awards granted under the 2012 Equity Incentive Plan and our prior similar plans, employee participants, including our named executive officers, may elect the “swap” method whereby the participant delivers to the company shares equal in value to the exercise price or tax withholding liability in connection with exercise or vesting of equity awards. Under the “swap” method, the price per share paid by the company for repurchases is the closing price of the company’s shares on the NYSE on the date the participant’s exercise request is submitted.

During fiscal 2014, the company repurchased shares from the directors or executive officers in amounts exceeding the disclosure threshold for the aggregate consideration shown in the following table:

Name and Title	Number of Shares Repurchased (#)	Aggregate Consideration ($)
Paul C. Reilly	22,504	1,110,238
Bella Allaire	4,096	224,051
Chet Helck	10,207	456,559

Thomas A. and Mary James permit us to display over 2,400 pieces from their nationally known art collection throughout the Raymond James home office complex, without charge to us. In return, we bear the cost of insurance and the direct and overhead costs of two staff persons who serve as curators for the collection and conduct both on and off-site tours and exhibitions. The art collection is a marketing attraction for businesses and other organizations, and we provide regular tours for clients, local schools, business groups and nonprofit organizations. In addition, from time to time, pieces from the collection are temporarily displayed in connection with branch office client events for which we bear the cost of shipping. The total cost to us for these items during fiscal 2014 was approximately $246,416.

Courtland James, a son of Thomas A. James, is employed as a Vice President of New Business Development for Eagle Asset Management, Inc., a subsidiary of the Company. He was paid cash compensation in fiscal 2014 of $332,922. Huntington James, a son of Thomas A. James, is employed in a non-executive position by us. He was paid cash compensation in fiscal 2014 of $202,760. Donald Blair, the son-in-law of Francis S. Godbold, is an investment banker with RJA. He was paid cash compensation in fiscal 2014 of $352,019. Karen Julien, the wife of Jeffrey P. Julien, is employed by RJA as a branch manager. In fiscal 2014, she was paid cash compensation in the aggregate amount of $155,450 and equity award compensation in the form of stock options in the aggregate grant date value of $57,840. Matthew Frey, the son-in-law of Paul C. Reilly, is a financial advisor with one of the independent branches of Raymond James Financial Services, Inc. He was paid cash compensation in fiscal 2014 of $127,197.

RELATED PERSON TRANSACTION POLICY

In 2014, the CGN&C Committee adopted revised and expanded Policies and Procedures with Respect to Related Person Transactions to address the review, approval, disapproval or ratification of related person transactions. “Related persons” include the company’s executive officers, directors, director nominees, holders of more than five percent (5%) of the company’s voting securities, immediate family members of the foregoing persons, and any entity in which any of the foregoing persons is employed, is a partner or is in a similar position, or in which such person has a 5% or greater ownership interest. A “related person transaction” means a transaction or series of transactions in which the company participates, the amount involved exceeds $120,000, and a related person has a direct or indirect interest (with certain exceptions permitted by SEC rules). Examples might include sales, purchases and transfers of real or personal property, use of property and equipment by lease or otherwise, services received or furnished and borrowings and lendings, including guarantees.

Management is required to present for the approval or ratification of the CGN&C Committee all material information regarding an actual or potential related person transaction. The policy requires that, after reviewing such information, the disinterested members of the CGN&C Committee will approve or disapprove the transaction. Approval will be given only if the CGN&C Committee determines that such transaction is in, or is not inconsistent with, the best interests of the company and its shareholders. The policy further requires that in the event management becomes aware of a related person transaction that has not been previously approved or ratified, it must be submitted to the CGN&C Committee promptly. The policy also permits the chairman of the CGN&C Committee to review and approve related person transactions in accordance with the terms of the policy between scheduled committee meetings. Any determination made pursuant to this delegated authority must be reported to the full CGN&C Committee at the next regularly-scheduled meeting.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes equity compensation plan information for the plans approved by stockholders, as a group, and for the plans not approved by stockholders, as a group, in each case as of September 30, 2014. In accordance with SEC rules, the table below does not include our Profit Sharing Plan and Employee Stock Ownership Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights(1) (b)	Number of securities remaining available for future issuance under equity compensation plans. (Excludes securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders(2)	4,121,035	$34.25	14,206,944	(3)
Equity compensation plans not approved by shareholders(4)	180,050	$26.50	—
Total	4,301,085	$33.93	14,206,944

(1)	The weighted-average exercise price does not take into account the shares or restricted stock units issued under our 2005 Restricted Stock Plan and 2003 Employee Stock Purchase Plan, which have no predetermined exercise price.
(2)	On February 23, 2012, the 2012 Stock Incentive Plan (the “2012 Plan”) was approved by our shareholders. The 2012 Plan serves as the successor to our 1996 Stock Option Plan for Key Management Personnel, 2007 Stock Option Plan for Independent Contractors, 2002 Incentive Stock Option Plan, Stock Option Plan for Outside Directors, 2005 Restricted Stock Plan and 2007 Stock Bonus Plan (the “Predecessor Plans”). Upon approval of the 2012 Plan by our shareholders, the Predecessor Plans terminated (except with respect to awards previously granted under the Predecessor Plans that remain outstanding). Under the 2012 Plan, we may grant 15,400,000 new shares in addition to the shares available for grant under the Predecessor Plans.
(3)	Includes 12,015,117 shares remaining available for issuance under the 2012 Plan and 2,191,827 shares remaining available for issuance under the 2003 Employee Stock Purchase Plan, as amended, as of September 30, 2014.
(4)	We have two Predecessor Plans that were not previously approved by shareholders: the 1996 Stock Option Plan for Key Management Personnel and the Stock Option Plan for Outside Directors. Shares available for future issuance under these plans are included in the 12,015,117 shares available for issuance under the 2012 Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires officers, directors and persons who beneficially own more than 10% of the company’s shares to file reports of ownership on Form 3 and reports of changes in ownership on Forms 4 or 5 with the SEC. The reporting officers, directors and 10% shareholders are also required by SEC rules to furnish the company with copies of all Section 16(a) reports they file.

Based solely on its review of copies of such reports, the company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and 10% shareholders were complied with during fiscal year 2014.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

General

The Dodd-Frank Act enables our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

As discussed in the Compensation Discussion and Analysis section of this proxy statement, we seek to establish and maintain compensation policies that will enable us to attract, motivate and retain high-quality executive officers and ensure that their individual interests are aligned with those of our shareholders. Our goal is to utilize our compensation programs to reward executive officers for the achievement of short-term and long-term strategic and operational goals and increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. Our executive officers’ total compensation is comprised of a mix of base salary, annual incentive bonus (which includes both cash and time- and performance-based vesting restricted stock unit awards), grants of stock options, and retirement plan contributions. The Committee does not utilize formulaic financial performance goals or targets in awarding compensation. Rather, the Committee reviews company and individual performance each year, and then applies its broad discretion in determining the appropriate amounts of compensation for the fiscal year, based on a variety of factors, both objective and subjective.

Fiscal 2014 Company Performance Highlights

Financial Performance. Our company performed extremely well during fiscal 2014. We achieved record annual net revenues of $4.86 billion and record annual net income of $480.2 million in fiscal year 2014. Our other financial accomplishments during the year included:

•	Net income per diluted common share was $3.32, an increase of 28.7% from $2.58 last year,
•	Our pre-tax margin on net revenues for fiscal 2014 was 15.4%, compared with 12.6% in fiscal 2013,
•	Our return on equity for the fiscal year was 12.3%, up from 10.6% in the prior fiscal year, and
•	The ratio of the firm’s total capital to risk-weighted assets remained above 20% throughout the year.

Strategic Execution. In addition to outstanding financial results, the firm successfully executed several strategic initiatives during fiscal 2014. For example, the Private Client Group segment significantly expanded its footprint in selected U.S. geographies such as the West, Pacific Northwest, and Northeast. The Capital Markets segment strengthened its expertise with key additions to our teams in Equity Investment Banking and Public Finance. In the Asset Management segment, we launched many new investment products to better meet the needs of our clients. Raymond James Bank continued to enhance its lending solutions, thereby strengthening relationships with both retail and institutional clients. Finally, we made substantial technology investments to improve the client experience, productivity, and security in all of our businesses.

Summary of Compensation Decisions for 2014

After assessing the company’s financial and strategic performance for fiscal 2014, and after further evaluating the individual performance of our named executive officers, the Committee exercised its discretion to award total annual direct compensation for 2014 to our NEOs as set forth in the following table. For purposes of this table, “total annual direct compensation” means the sum of (i) salary for the fiscal year indicated, and (ii) the annual bonus (both cash and equity components) and stock options earned during such fiscal year but awarded in the subsequent fiscal year.

Total Annual Direct Compensation
Named Executive Officer	Fiscal 2014	Fiscal 2013	Percentage Increase/(Decrease)
Paul C. Reilly	$5,640,192	$5,631,064	0.16%
Jeffrey P. Julien	$2,215,192	$2,060,314	7.52%
John C. Carson, Jr.	$2,945,192	$3,000,000	(1.83%)
Jeffrey E. Trocin	$3,798,942	$3,005,314	26.41%
Dennis W. Zank	$3,172,692	$2,921,564	8.60%
Chet Helck(1)	$2,765,961	$2,728,750	1.36%

(1)	Mr. Helck resigned as an executive officer of the Company, effective February 21, 2014 but remained an employee until September 30, 2014.

This table depicts how the Committee viewed its compensation decisions for our NEOs, but the presentation herein differs substantially from the Summary Compensation Table (“SCT”) on page 39 that is required by SEC rules. This table is not a substitute for the information presented in the SCT. Among other differences, the table above includes equity awards in the column for the year they were earned, rather than the year in which the grant date occurred. Please see the note on page 33 for further important information on the differences between this presentation and the SCT.

While it considers numerous factors with respect to company and individual performance during the year, as well as certain market data regarding compensation levels for particular comparable industry positions, the Committee does not attempt to rank or assign relative weight to any particular factor. The Committee does not rely on any single factor as a substitute for its own judgment in making compensation decisions, but rather applies its independent discretion in considering them in their entirety.

Changes to our Compensation Practices for 2014

We made two recent changes to our compensation practices. First, we strengthened our Compensation Recoupment Policy (“clawback”) by adding an additional trigger that allows “clawback” of incentive compensation for serious misconduct or materially imprudent judgment that caused the company material financial or reputational harm. This new trigger allows the Committee to require forfeiture of the affected employee’s unvested incentive compensation awards and/or reimbursement of the most recently-received annual bonus, and it applies to all executive officers and to any other employee whose annual incentive compensation exceeds 50% of total compensation, with certain exclusions.

Second, we acted to eliminate a provision of our insider trading policy that had allowed limited use of derivative securities by executive officers with respect to our common stock. Given the relatively short-term nature of publicly traded options, we believe that transactions of this sort may create the appearance of trading on material non-public information and/or focus an executive’s attention on short-term performance at the expense of the company’s long-term objectives. Consequently, our revised policy prohibits all transactions by executive officers in derivative instruments with respect to our common stock.

Our Compensation Practices

We describe below certain of our executive compensation practices that we believe serve to align our executives’ pay with company performance and their individual performance, promote good corporate governance, and serve our shareholders’ long-term interests. Following this information is a list of certain disfavored compensation practices that we avoid.

What We Do

    Pay for performance.  We award annual variable compensation (cash and stock bonus) based on the performance of the company and the individual. The great majority of our executive officers’ compensation is variable and not guaranteed. Base salaries for our named executive officers constitute — on average — approximately 10% of their total annual compensation.

    Use deferred compensation.  Variable compensation for our executive officers also includes a deferred component, in that a portion of annual bonuses (“stock bonus awards”) is delivered in the form of restricted stock units (“RSUs”).

    Performance-based equity awards.  The vesting of fifty percent (50%) of the RSUs awarded to our executive officers as stock bonus awards is tied to the achievement of defined average after-tax return on equity levels over a three-year measurement period. For more information regarding equity awards, see the section below entitled “Compensation Framework — Policies and Process.”

    Long vesting periods.  Both the time-vesting and performance-vesting portions of our stock bonus awards generally vest on a cliff basis three years after the grant date. Stock options generally vest 60% on the 3rd anniversary, and 20% on each of the 4th and 5th anniversaries, of their grant dates.

    “Clawback” policy.  We maintain — and have recently expanded — a robust compensation recoupment (or “clawback”) policy, which permits the company to recover compensation in the event of financial restatement, inaccurate performance measures and serious misconduct that results in material harm to the company.

    Stock ownership guidelines.  We maintain stock ownership requirements for our executive officers, creating a further link between management interests, company performance and shareholder value. All of our named executive officers have exceeded the ownership requirements.

    “Double triggers.”  Our award agreements for RSUs issued since 2010 generally maintain the requirement of “double triggers” on the accelerated vesting of awards in the event of a change in control, meaning that an executive must actually be terminated following the change in control before vesting will be accelerated.

    Modest perquisites.  We provide very modest perquisites that provide a sound benefit to the company’s business.

What We Don’t Do

    No employment agreements.  Our executive officers, including our named executive officers, are employed by us on an “at will” basis, and none of them is party to a separate employment agreement.

    No dividends on unearned performance-based awards.  No dividends or dividend equivalents are paid on performance-based awards during the vesting period. Rather, dividends are deferred and will be paid based on performance achieved, with no premiums.

    No “gross ups.”  We do not generally provide excise tax “gross ups,” other than in the case of certain relocation expenses, consistent with our relocation policy.

    No short selling or use of derivatives.  Our insider trading policy prohibits our executive officers from short selling or dealing in publicly-traded options in our common stock.

    Limited pledging by insiders.  Our directors and executive officers have less than 0.0013% of our outstanding shares held in margin accounts or pledged to third parties. The company maintains a policy under which any new pledging of our common stock by such persons will require the approval of the Committee.

    No option re-pricing.  Our equity incentive plans contain certain provisions prohibiting option re-pricing absent approval of our shareholders.

    No option backdating or “spring-loading.”  We do not backdate options or grant options retroactively. In addition, we do not coordinate grants of options so that they are made before announcement of favorable information, or after announcement of unfavorable information. Options for our stock are granted at fair market value on a fixed date or event, with all required approvals obtained in advance of or on the actual grant date.

Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory (non-binding) basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Shareholders pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the CGN&C Committee or our Board of Directors. Our Board of Directors and our CGN&C Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the CGN&C Committee will evaluate whether any actions are necessary to address those concerns. Under the Board’s current policy, shareholders are given an opportunity to cast an advisory vote on this topic annually, with the next opportunity occurring in connection with the company’s annual meeting of shareholders in 2016.

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION. The voting requirements for this proposal are described in the “Questions and Answers About Voting Your Shares” section above.

PROPOSAL NO. 3

RATIFICATION, ON AN ADVISORY BASIS, OF THE
DIRECTOR QUALIFICATION BY-LAW AMENDMENT

GENERAL

The Board of Directors is asking that shareholders ratify, on an advisory basis, a by-law amendment, adopted by the Board on February 23, 2014, that imposes additional qualification requirements on director nominees (the “By-law Amendment”). The Board adopted the By-law Amendment to proactively address risks posed by a practice of some dissident shareholders who offer special compensation arrangements to director candidates they support in proxy contests. These special compensation arrangements may provide that dissident candidates who are elected to a corporation’s board can earn large bonuses that are not payable to other duly elected directors if the corporation accomplishes specified objectives within specified timeframes. The By-law Amendment is designed to avoid these special compensation arrangements by providing that a person shall not qualify for service as a director of the Company if he or she is a party to any compensation arrangement with any third party or has received any such compensation or other payment in connection with his or her candidacy or service as a director of the Company (excluding pre-existing employment arrangements and indemnification and/or reimbursement of out-of-pocket expenses in connection with candidacy, but not service, as a director). The By-law Amendment appears in Section 5(a) and (b) of the Company’s By-laws, and the text of Section 5 is set forth in full as Appendix A to this proxy statement.

Prior to adopting the By-law Amendment, the Board determined that the provision is in the best interests of the Company and its shareholders. However, a number of commenters and proxy advisory firms have raised concerns over, or expressed opposition to, by-law provisions similar to Sections 5(a) and (b) of the By-laws. Therefore, the Board has determined to submit this proposal to an advisory vote so that the Board may assess shareholders’ views on the By-law Amendment. The Board continues to believe the By-law Amendment is appropriate because it is designed to prevent or discourage the use of special compensation arrangements for dissident directors. The Board believes that these special compensation arrangements for dissident directors are inappropriate and could result in poor corporate governance practices because they pose a number of risks, including:

•	undermining a board’s prerogatives to set director compensation and corporate goals, including the timeframes for achievement of those goals;
•	creating a subset of directors with incentives that are significantly different from those of the other directors and that represent only the interests of shareholders who are providing the special compensation arrangements, regardless of changes in the composition of the Company’s shareholders or other changes in the business environment that could affect the appropriateness of a particular objective that triggers payment under a special compensation arrangement;
•	introducing economic incentives to take the corporation in a specified direction within a timeframe that may not be in the best interests of the corporation or its shareholders;
•	creating a subset of directors who have a significant monetary incentive to sell the corporation or manage it to attain the highest possible stock price in the short-run, even if detrimental to long-term prospects for growth and value creation; and
•	introducing unnecessary and problematic complexity and conflicts in corporate decision-making at the board level and calling into question directors’ ability to satisfy their fiduciary duties.

The Board believes that these negative corporate governance risks can arise regardless of whether a special compensation arrangement is provided only once a candidate is elected or while a person is a nominee and does not have fiduciary duties to other shareholders. Therefore, the By-law Amendment applies regardless of when special compensation is provided.

Opponents of by-law provisions similar to Section 5(a) and (b) of the By-laws argue that such provisions discourage compensation arrangements that incentivize directors to focus on increasing shareholder value. However, the Board believes that all directors should be motivated to act in the interest of increasing shareholder value and that special compensation arrangements can bias the recipients towards a specific objective regardless of whether that objective is, or has ceased to be, in the best interests of shareholders. Opponents also raise concerns over whether such provisions have the effect of making it more difficult to replace corporate directors by affecting a dissident’s ability to attract qualified director candidates through special compensation arrangements. For this reason, Sections 5(a) and (b) of the By-laws do not prohibit third parties from indemnifying nominees or reimbursing nominees for out-of-pocket expenses incurred as a director candidate and do not prohibit any pre-existing employment agreement a candidate may have with his or her employer (not entered into in contemplation of the employer’s investment in the company or such employee’s candidacy as a director), but it preserves Board-approved director compensation arrangements (the same compensation the Company’s nominees would be paid if elected after a contest) as the exclusive compensation for a candidate that is elected as a director. The Board seeks to attract qualified director candidates but believes that, instead of introducing differential compensation arrangements for directors, all directors should be compensated only through Board-approved arrangements, thereby aligning directors’ incentives.

Opponents of by-law provisions similar to Section 5(a) and (b) of the By-laws also argue that disclosure of special compensation arrangements between third parties and director nominees is sufficient to permit shareholders to express their concerns over such compensation arrangements at the ballot box when they elect directors. However, the Board believes that mere disclosure of the special compensation arrangements is not an appropriate approach because it bundles the distinct issue of special compensation arrangements with the issue of whether a director candidate is otherwise qualified. The Board believes that shareholders should be able to consider these two issues distinctly. Therefore, if the Company retains the By-law Amendment, a dissident shareholder who wishes to separately compensate director candidates will be able to seek shareholder approval to repeal the By-law Amendment (either in advance of or in connection with soliciting votes for its candidates), thereby providing shareholders a separate vote on the issue. Alternatively, the shareholder’s candidates can seek to amend the By-law if and when they are elected as directors, at which time they will be subject to the same fiduciary duties as other directors serving on the Board.

Although shareholder ratification of the By-law Amendment is not required by the By-laws or Florida law, the Board has determined to give shareholders an opportunity to voice their position as to whether the By-law Amendment should remain effective. If shareholders do not ratify, on an advisory basis, the By-law Amendment, the Board intends to repeal the By-law Amendment. Even if shareholders ratify the By-law Amendment on an advisory basis, the Board in its discretion may determine to amend or repeal the By-law Amendment. The Board and management are not aware of any pending or threatened proxy contests at the Company, and the deadline for a shareholder to provide notice of its intention to nominate a director for election at the Annual Meeting has passed without the Company receiving any such notice.

The Board has concluded that the negative corporate governance risks presented by special compensation arrangements for dissident director candidates outweigh the foregoing concerns that have been expressed over this type of by-law provision. Accordingly, the Board of Directors believes that the Company should retain the By-law Amendment.

Required Vote

This proposal must receive an affirmative majority of the votes cast at this meeting to approve the By-law Amendment. The voting requirements for this proposal are also described in the “Questions and Answers About Voting Your Shares” section of this Proxy Statement.

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3, RATIFYING, ON AN ADVISORY BASIS, THE DIRECTOR QUALIFICATION BY-LAW AMENDMENT.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

GENERAL

The Audit and Risk Committee of the Board has appointed KPMG LLP as the independent registered public accounting firm to audit the company’s consolidated financial statements for the fiscal year ending September 30, 2015 and to audit the company’s internal control over financial reporting as of September 30, 2015.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2015. The voting requirements for this proposal are described in the “Questions and Answers About Voting Your Shares” section of this Proxy Statement. If the proposal to ratify the appointment is not approved, the Audit and Risk Committee will reconsider the selection of KPMG LLP as the company’s independent registered public accounting firm.

ADDITIONAL INFORMATION

Costs of Solicitation

The cost of solicitation of proxies will be paid by Raymond James. We have retained MacKenzie Partners, Inc. to solicit proxies for a fee of approximately $15,000 plus a reasonable amount to cover expenses. Proxies may also be solicited in person, by telephone or electronically by Raymond James personnel who will not receive additional compensation for such solicitation. Copies of proxy materials and our Annual Report on Form 10-K will be supplied to brokers and other nominees for the purpose of soliciting proxies from beneficial owners, and we will reimburse such brokers or other nominees for their reasonable expenses.

Principal Executive Offices

The principal executive offices of Raymond James are located at 880 Carillon Parkway, St. Petersburg, Florida 33716, and the telephone number there is 727-567-1000.

Shareholder Proposals for the 2016 Annual Meeting

In accordance with the rules established by the SEC, any shareholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act intended for inclusion in the proxy statement for next year’s annual meeting of shareholders must be received by the company no later than 120 days before the anniversary of the date of this proxy statement (e.g., not later than [           ], 2015). Such proposals should be sent in writing to Raymond James Financial, Inc., Attn: Secretary, 880 Carillon Parkway, St. Petersburg, Florida 33716. To be included in the Proxy Statement, the proposal must comply with the requirements as to form and substance established by the SEC and our By-laws, and must be a proper subject for shareholder action under Florida law.

A shareholder may otherwise propose business for consideration or nominate persons for election to the Board in compliance with SEC proxy rules, Florida law, our By-laws and other legal requirements, without seeking to have the proposal included in Raymond James’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. Under our By-laws, notice of such a proposal must generally be provided to our Secretary not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. The period under our By-laws for receipt of such proposals for next year’s meeting is thus from October 22, 2015 to November 21, 2015. (However, if the date of the Annual meeting is more than 30 days before or more than 60 days after such anniversary date, any notice by a shareholder of business or the nomination of directors for election or reelection to be brought before the annual meeting to be timely must be so delivered (i) not earlier than the close of business on the 120th day prior to such annual meeting and (ii) not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the 10th day following the day on which public announcement of the date of such meeting is first made.)

Under Rule 14a-4 under the Exchange Act, proxies may be voted on matters properly brought before a meeting under these procedures in the discretion of the proxy holders, without additional proxy statement disclosure about the matter, unless Raymond James is notified about the matter not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting and the proponents otherwise satisfy the requirements of Rule 14a-4. The period under our By-laws for receipt of such proposals for next year’s meeting is from October 22, 2015 to November 21, 2015.

United States Securities and Exchange Commission Reports

A copy of the company’s Annual Report on Form 10-K, including financial statements, for the fiscal year ended September 30, 2014 (the “Annual Report”), is being furnished concurrently herewith to all shareholders holding shares as of the Record Date. Please read it carefully.

Shareholders may also obtain additional copies of the Annual Report, without charge, by visiting the company’s Web site at www.raymondjames.com or by submitting a request to our Secretary by writing Raymond James Financial, Inc., Attn: Secretary, 880 Carillon Parkway, St. Petersburg, Florida 33716. Upon request to our Secretary, the exhibits set forth on the exhibit index of the Annual Report may be made available at a reasonable charge (which will be limited to our reasonable expenses in furnishing such exhibits).

Communications with the Lead Director and Non-Executive Directors

Any interested party may communicate with the Lead Director of our Board, Mr. Hardwick Simmons, or to our non-executive directors as a group, at the following address:

Raymond James Financial, Inc.
880 Carillon Parkway
St. Petersburg, Florida 33716
Attn: Secretary

Communications will be reviewed by our corporate secretary and distributed to the Lead Director, the Board, or to any of the Board’s committees or individual directors as appropriate, depending on the facts and circumstances of the communication. In that regard, the Raymond James Board does not receive certain items which are unrelated to the duties and responsibilities of the Board.

In addition, the company maintains a Compliance Reporting Line for its employees or individuals outside the company to report complaints or concerns on an anonymous and confidential basis regarding questionable accounting, internal accounting controls or auditing matters and possible violations of the company’s Code of Conduct or law. Further information about the Raymond James Compliance Reporting Line is available on the company’s Web site.

Non-employees may submit any complaint regarding accounting, internal accounting controls or auditing matters directly to the Audit and Risk Committee of the Board of Directors by sending a written communication to the address given below:

Audit and Risk Committee
Raymond James Financial, Inc.
880 Carillon Parkway
St. Petersburg, Florida 33716
Attn: General Counsel

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

A number of banks and brokers with account holders who are beneficial holders of the company’s shares will be householding the company’s proxy materials. Accordingly, a single copy of the proxy materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate proxy materials, please notify your bank or broker, or contact our Secretary at 727-567-5185 or by mail to Raymond James Financial, Inc., Attn: Secretary, 880 Carillon Parkway, St. Petersburg, Florida 33716. The company undertakes, upon oral or written request to the address or telephone number above, to deliver promptly a separate copy of the company’s proxy materials to a shareholder at a shared address to which a single copy of the applicable document was delivered. Shareholders who currently receive multiple copies of the proxy materials at their address and would like to request householding of their communications should contact their bank or broker or the company’s Investor Relations Department at the contact address and telephone number provided above.

APPENDIX A

Section 5 of the Company’s By-laws, as amended by the Board of Directors on February 23, 2014:

Section 5. Additional Requirements For Valid Nomination of Candidates to Serve as Director and, if Elected, to Be Seated as Directors.

(a) To be eligible to be a candidate for election as a director of the Company at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 4 and, in addition to any other requirements of these By-laws:

(i) the candidate for nomination, whether nominated by the Board of Directors or by a shareholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board of Directors) to the Secretary at the principal executive offices of the Company: (i) a completed written questionnaire (in a form provided by the Company) with respect to the background, qualifications, stock ownership and independence of such proposed nominee, and (ii) a written representation and agreement (in form provided by the Company) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Company, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation or reimbursement for service as a director and (C) if elected as a director of the Company, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Company applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Company shall provide to such candidate for nomination all such policies and guidelines then in effect); and

(ii) the candidate for nomination, whether nominated by the Board of Directors or by a shareholder of record: (A) shall not be a member of the board of directors of more than three (3) other public companies, and (B) shall not have been (i) convicted in a criminal proceeding, or the named subject in a criminal proceeding that is presently pending (other than traffic violations and other minor offenses), (ii) the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state court or other authority, or any professional disciplinary body, which enjoined or otherwise limited him or her from engaging in any activity in connection with the purchase or sale of any security or commodity, or the right to be associated with persons engaged in any such activities, or finding that he or she had violated any federal or state securities laws or federal commodities laws, (iii) the subject of any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member, or (iv) suspended or barred from being associated with an issuer or public accounting firm or suspended or barred from appearing or practicing before the United States Securities and Exchange Commission or any similar non-U.S. authority.

(b) No person shall qualify for service as a director of the Company if he or she is a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the Company, or has received any such compensation or other payment from any person or entity other than the Company, in each case in connection with candidacy or service as a director of the Company; provided that agreements providing only for indemnification and/or reimbursement of out-of-pocket expenses in connection with candidacy as a director (but not, for the avoidance of doubt, in connection with service as a director) and any pre-existing employment agreement a candidate has with his

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or her employer (not entered into in contemplation of the employer’s investment in the Company or such employee’s candidacy as a director), shall not be disqualifying under this by-law.

(c) The Board of Directors may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of shareholders at which such candidate’s nomination is to be acted upon in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an independent director of the Company in accordance with the Company’s Corporate Governance Principles.

(d) No candidate shall be eligible for nomination as a director of the Company unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 4 and this Section 5, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 4 and this Section 5, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(e) Notwithstanding anything in these By-laws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Company unless nominated and elected in accordance with this Section 5.

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RAYMOND JAMES®

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on February 19, 2015.

Vote by Internet

- Go to **www.investorvote.com/rjf**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Nominees*:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Shelley G. Broader	☐	☐	☐	02 - Jeffrey N. Edwards	☐	☐	☐	03 - Benjamin C. Esty	☐	☐	☐
04 - Francis S. Godbold	☐	☐	☐	05 - Thomas A. James	☐	☐	☐	06 - Gordon L. Johnson	☐	☐	☐
07 - Paul C. Reilly	☐	☐	☐	08 - Robert P. Saltzman	☐	☐	☐	09 - Hardwick Simmons	☐	☐	☐
10 - Susan N. Story	☐	☐	☐								

*TO ELECT 10 DIRECTORS: To hold office until the next annual meeting.

	For	Against	Abstain		For	Against	Abstain
2. Advisory vote to approve 2014 executive compensation.	☐	☐	☐	3. Advisory vote to ratify the Director Qualification By-law Amendment.	☐	☐	☐
4. To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm.	☐	☐	☐	This Proxy is authorized to vote in accordance with his judgement upon such other business as may properly come before the meeting.			

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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01Y66B